EXHIBIT (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
CV Therapeutics, Inc.
at
$16.00 Net Per Share
by
Sturgeon Acquisition, Inc.
a wholly-owned subsidiary of
Astellas US Holding, Inc.
a wholly-owned subsidiary of
Astellas Pharma Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M. NEW YORK CITY TIME, ON FRIDAY, MARCH 27, 2009, UNLESS THE OFFER IS EXTENDED.

The offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn before the expiration of the offer at least the number of shares of common stock, par value $.001 per share (the “Common Stock”), of CV Therapeutics, Inc. (the “Company”), together with the associated stock purchase rights (the “Rights”, and together with such shares of Common Stock, the “Shares”), which, together with the Shares then owned by Astellas Pharma Inc. (“Astellas”) and its subsidiaries (including Sturgeon Acquisition, Inc. (the “Purchaser”)), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (ii) the Company’s Board of Directors having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the offer and the proposed merger, as such term is defined herein, (iii) the Company’s Board of Directors having waived, rescinded or amended the Standstill Provision in the Astellas Stock Purchase Agreement, as such terms are defined herein, such that, or the Purchaser otherwise being satisfied, in its reasonable discretion, that, the Standstill Provision has been invalidated or is otherwise inapplicable to the offer and the proposed merger, (iv) the Company’s Board of Directors having approved the offer and the proposed merger such that, or Purchaser otherwise being satisfied, in its reasonable discretion, that, the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the offer and the proposed merger, (v) the Company not having directly or indirectly sold, licensed or otherwise transferred or encumbered (and not having agreed directly or indirectly to sell, license or otherwise transfer or encumber) any right or assets related to Ranexa® (ranolazine) other than as provided in, and only to the extent (if any) required by, agreements on file with the Securities and Exchange Commission as of the date of this Offer to Purchase as such agreements are in effect as of the date of this Offer to Purchase, and (vi) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The offer is also subject to certain other conditions contained in this Offer to Purchase. See “Introduction” and “The Offer — Section 14 — Conditions of the Offer,” which set forth in full the conditions to the offer.

Astellas and Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, Purchaser reserves the right to amend the offer (including amending the offer price and the consideration to be offered in the proposed merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Astellas, Purchaser and the Company.

IMPORTANT

Any stockholder of the Company desiring to tender Shares in the offer should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to Computershare Trust Company, N.A., the depositary (the “Depositary”) for the offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Procedure for Tendering Shares” or (ii) give instruction to such stockholder’s broker, dealer, commercial bank, trust company or other nominee to tender such stockholder’s Shares for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Procedure for Tendering Shares”.

Any questions and requests for assistance may be directed to Georgeson, Inc., our information agent (the “Information Agent”), or to Lazard Frères & Co. LLC, our dealer manager (the “Dealer Manager”) at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

February 27, 2009

SUMMARY TERM SHEET

Sturgeon Acquisition, Inc., an indirect wholly-owned subsidiary of Astellas Pharma Inc., is offering to purchase all issued and outstanding shares of common stock, par value $.001 per share (the “Common Stock”), together with the associated stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”), of CV Therapeutics, Inc. (“CVT” or the “Company”), for $16.00 net per Share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the Offer, you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety. Questions or requests for assistance may be directed to Georgeson, Inc., our information agent (the “Information Agent”), or Lazard Frères & Co. LLC, our dealer manager (the “Dealer Manager”), at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase.

Unless the context requires otherwise, all references in this Summary Term Sheet and in this Offer to Purchase to “Purchaser,” “we,” “us,” or “our” are to Sturgeon Acquisition, Inc. and all references to “Astellas” are to Astellas Pharma Inc.

Who is offering to buy my Shares?

We are a Delaware corporation formed for the purpose of making this tender offer, and we have carried on no activities other than in connection with making the tender offer. We are a wholly-owned subsidiary of Astellas US Holding, Inc., a Delaware corporation. Astellas US Holding, Inc. is a wholly-owned subsidiary of Astellas, a corporation formed under the laws of Japan. Astellas is one of the largest pharmaceutical companies in Japan. It researches and develops, manufactures, markets and sells a variety of pharmaceutical products in the U.S. and throughout Europe and Asia. See “The Offer — Section 9 — Certain Information Concerning Purchaser and Astellas” for more information about us and our affiliates.

What securities are you offering to purchase and what is the form of payment?

We are offering to purchase all of the issued and outstanding Shares, for $16.00 per Share, net to you in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See “Introduction”, “The Offer — Section 1 — Terms of the Offer” and “The Offer — Section 13 — Dividends and Distributions.”

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and “The Offer — Section 1 — Terms of the Offer.”

Why are you making the offer?

We are making the offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the offer is consummated, Astellas intends, as soon as practicable after consummation of the offer, to have us consummate a second-step merger (the “Proposed Merger”) with the Company pursuant to which each then outstanding Share (other than Shares held by Company stockholders who perfect their appraisal rights) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). Upon consummation of this merger, the Company would be an indirect, wholly-owned subsidiary of Astellas. See “Introduction”, “The Offer — Section 11 — Background of the Offer” and “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights” for more information.

What are the most significant conditions to the offer?

We are not obligated to purchase any Shares unless, prior to the expiration of the offer:

•	there have been validly tendered and not withdrawn at least the number of Shares, which, together with the Shares then owned by Astellas and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis;

•	the Company’s Board of Directors has redeemed the Rights or we are satisfied, in our reasonable discretion, that such Rights have been invalidated or are otherwise inapplicable to the offer and the Proposed Merger;

•	the Company’s Board of Directors has waived, rescinded or amended the Standstill Provision in the Stock Purchase Agreement, as described below, such that, or we are satisfied, in our reasonable discretion, that, such Standstill Provision has been invalidated or is otherwise inapplicable to the offer and the Proposed Merger;

•	the Company’s Board of Directors has approved the offer and the Proposed Merger such that, or we are otherwise satisfied in our reasonable discretion, that, the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the offer and the Proposed Merger;

•	the Company has not directly or indirectly sold, licensed or otherwise transferred or encumbered (and has not agreed directly or indirectly to sell, license or otherwise transfer or encumber) any rights or assets related to Ranexa® (ranolazine) other than as provided in, and only to the extent (if any) required by, agreements on file with the Securities and Exchange Commission (“SEC”) as of the date of this Offer to Purchase as such agreements are in effect as of the date of this Offer to Purchase; and

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated;

These and other conditions to our obligations to purchase Shares tendered in the offer are described in greater detail in “Introduction” and “The Offer — Section 14 — Conditions of the Offer”.

What are the “Rights”?

The stock purchase rights were created in 1999 pursuant to the implementation of the Company’s stockholder rights plan. Under the Company’s stockholder rights plan, shareholders have been issued stock purchase rights (the “Rights”), which may permit stockholders who are not affiliated with an “Acquiring Person” (as defined in the plan) to purchase the Company’s common stock at a discount in the event certain triggering events occur. Purchases of common stock made by stockholders pursuant to the stockholder rights plan would dilute an Acquiring Person’s stake in the Company and make an Acquiring Person’s proposed acquisition more expensive. It is a condition of the offer that the Company’s Board of Directors redeems the Rights or that we are satisfied, in our reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the offer and the Proposed Merger. See “Introduction” and “The Offer — Section 14 — Conditions of the Offer.”

What is the “Standstill Provision”?

In July 2000, the Company and Astellas (through a predecessor US subsidiary) entered into a collaboration and license agreement for the development of one of the Company’s drugs. In connection with that agreement, the parties also entered into a stock purchase agreement, which among other things, included a provision which states: “Until the first anniversary of the expiration or termination of the License Agreement, [Astellas] shall not purchase and shall ensure that none of its Affiliates purchases, any Common Stock [of the Company] other than the purchase or acquisition of Shares contemplated by this [Stock Purchase] Agreement” (the “Standstill Provision”). It is a condition of the offer that the Company’s Board of Directors waives, rescinds or amends the Standstill Provision such that, or we are otherwise satisfied, in our reasonable discretion, that, the Standstill Provision has been invalidated or is otherwise inapplicable to the offer and the Proposed Merger. See “The Offer — Section 14 — Conditions of the Offer.”

Will I be required to grant a proxy in order to tender my Shares into the offer?

No. The granting of a proxy to us under any proxy solicitation we may make is not a prerequisite to tendering Shares into the offer, although the letter of transmittal includes a customary proxy effective only upon the acceptance for payment of Shares in the Offer, as described in “The Offer — Section 3 — Procedures for Tendering Shares.” See “The Offer — Section 17 — Miscellaneous.”

Will you have the financial resources to pay for the Shares?

Yes. Our offer is not subject to any financing condition. Astellas will provide us with the funds necessary to purchase the shares in the offer and to pay related expenses from its general corporate funds. Astellas had liquid asset of approximately $5.5 billion as of December 31, 2008 comprised of approximately $2.8 billion in cash and cash equivalents, approximately $2.1 billion of marketable securities and approximately $600 million of other liquid assets (based on an exchange rate of $1 = ¥ 90.6500 as of December 31, 2008). See “The Offer — Section 10 — Source and Amount of Funds.”

How long do I have to decide whether to tender in the offer?

You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 12:01 a.m., New York City time, on March 27, 2009. We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period is an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1 — Terms of the Offer.”

Can the offer be extended and under what circumstances?

We may, in our sole discretion, extend the offer at any time or from time to time. We might extend, for instance, if any of the conditions specified in “The Offer — Section 14 — Conditions of the Offer” are not satisfied. If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer.”

How do I tender my Shares?

To tender your shares in the offer, you must:

•	deliver the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other required documents, to Computershare Trust Company, N.A., the depositary for the offer (the “Depositary”), in accordance with the procedures set forth in “The Offer — Section 3 — Procedure for Tendering Shares” and in the Letter of Transmittal, not later than the time the offer expires;

•	tender your Shares pursuant to the book-entry transfer procedures set forth in “The Offer — Section 3 — Procedures for Tendering Shares”; or

•	if your Share certificates are not immediately available or if you cannot deliver your Share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described in “The Offer — Section 3 — Procedures for Tendering Shares”.

If I accept the offer, when and how will I be paid for my Shares?

If the conditions to the offer are satisfied, and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer. See “The Offer — Section 2 — Acceptance for Payment and Payment.”

We will pay for your Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for the tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares), a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Offer — Section 3 — Procedures for Tendering Shares.”

Can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See Section 4 — “Withdrawal Rights.”

What does the Company’s Board of Directors think of the offer?

The Company’s Board of Directors has rejected earlier proposals by Astellas to acquire all issued and outstanding Shares of the Company for $16.00 net per Share in cash. The Company’s Board of Directors has not approved this offer as of the time this Offer to Purchase is being filed with the SEC. Within ten business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See “Introduction”.

If I decide not to tender but the offer is successful, what will happen to my shares?

As indicated above, if the offer is consummated, we and Astellas intend, as soon as practicable following the consummation of the offer, to have us consummate the Proposed Merger with the Company pursuant to which the Company will become an indirect wholly owned subsidiary of Astellas. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares held by Astellas and its subsidiaries, shares held in the treasury of the Company, shares held by any subsidiaries of the Company, and any shares held by stockholders who perfected their appraisal rights) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). If the Proposed Merger takes place, stockholders who do not tender in the offer (other than those described above) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the offer. Therefore, if such merger takes place, the only differences between tendering and not tendering Shares in the offer is that tendering stockholders will be paid earlier and stockholders who do not tender and who do not vote in favor of the Proposed Merger may exercise appraisal rights as described below.

If the offer is consummated but the Proposed Merger is not consummated, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the Nasdaq Global Market or any other securities market, there may not be a public trading market for the Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly-held companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.”

Are appraisal rights available in either the offer or the Proposed Merger?

Appraisal rights are not available in the offer. After the offer, if the Proposed Merger takes place, appraisal rights will be available to holders of Shares who do not vote in favor of the Proposed Merger and who properly seek appraisal rights for their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware. The value you would receive if you perfect appraisal rights could be more or less than, or the same as, the price per share to be paid in the Proposed Merger. See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

What is the market value of my Shares as of a recent date?

On February 26, 2009, the last trading day before commencement of the offer, the last reported sales price of the Shares reported on the Nasdaq Global Market was $15.86 per Share. On January 26, 2009, the last trading day before Astellas made public its proposal to the Company to acquire the Company at $16.00 per Share, the last reported sales price of the Shares reported on the Nasdaq Global Market was $11.35 per Share. The offer price of $16.00 per Share represents a premium of approximately 41% over the Company’s closing stock price on January 26, 2009 and an approximately 69% premium to the Company’s average closing stock price for the 60 trading days ending January 26, 2009. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See “The Offer — Section 6 — Price Range of Shares.”

What are the U.S. federal income tax consequences of participating in the offer?

In general, if you are a U.S. holder of Shares, the sale of Shares pursuant to the offer will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your Shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the offer and your adjusted tax basis in your Shares. If you are a non-U.S. holder of Shares, the sale of Shares pursuant to the offer will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Applicable law may require tax to be withheld from the proceeds of sale of Shares by certain holders. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer — Section 5 — Certain Tax Considerations.”

Who can I talk to if I have questions about the offer?

You can call Georgeson, Inc., the information agent for the offer, at (212) 440-9800 (for banks and brokers) or (800) 213-0473 (toll-free) or Lazard Frères & Co. LLC, the dealer manager for the offer, at (212) 332-5668, with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of the Company:

INTRODUCTION

We, Sturgeon Acquisition, Inc. (“Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of Astellas Pharma Inc., a corporation formed under the laws of Japan (“Astellas”), are offering to purchase (i) all issued and outstanding shares of common stock, par value $.001 per share (the “Common Stock”), of CV Therapeutics, Inc., a Delaware corporation (the “Company”), and (ii) the associated stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”) issued pursuant to the First Amended and Restated Rights Agreement, dated as of July 19, 2000 by and between the Company and Wells Fargo Bank Minnesota, N.A., as amended from time to time (the “Rights Agreement”), for $16.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”).

Tendering stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See “The Offer — Section 5 — Certain Tax Considerations”. Purchaser will pay all charges and expenses of Lazard Frères & Co. LLC, the dealer manager for the Offer (“Lazard” or the “Dealer Manager”), the Depositary and Georgeson, Inc., the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer — Section 16 — Fees and Expenses.”

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn before the expiration of the offer at least the number of Shares, which, together with the Shares then owned by Astellas and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (ii) the Company’s Board of Directors having redeemed the Rights or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed second-step merger (the “Proposed Merger”) pursuant to which each then outstanding Share (other than Shares held by Astellas and its subsidiaries, Shares held in the treasury of the Company, Shares held by the subsidiaries of the Company and Shares held by stockholders who perfected their appraisal rights) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes), (iii) the Company’s Board of Directors having waived, rescinded or otherwise amended the Standstill Provision in the Astellas Stock Purchase Agreement, as such terms are defined in “The Offer — Section 14 — Conditions of the Offer” such that, or we are otherwise satisfied in our reasonable discretion, that, the Standstill Provision has been invalidated or is otherwise inapplicable to the Offer and the Proposed Merger, (iv) the Company’s Board of Directors having approved the Offer and the Proposed Merger such that, or we are otherwise satisfied, in our reasonable discretion, that, the restrictions on business combinations with “interested stockholders” (as such term is described in “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”) set forth in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) are inapplicable to the Offer and the Proposed Merger, (v) the Company not having directly or indirectly sold, licensed or otherwise transferred or encumbered (and not having directly or indirectly agreed to sell, license or otherwise transfer or encumber) any rights or assets related to Ranexa® (ranolazine) other than as provided in, and only to the extent (if any) required by, agreements on file with the Securities and Exchange Commission (“SEC”) as of the date of this Offer to Purchase as such agreements are in effect as of the date of this Offer to Purchase; and (vi) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to certain other conditions contained in this Offer to Purchase. See “The Offer — Section 14 — Conditions of the Offer,” which sets forth in full the conditions to the Offer.

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all issued and outstanding Shares. If the Offer is consummated, Astellas and Purchaser intend, as soon as practicable after consummation of the Offer, to have Astellas and Purchaser, or another direct or indirect wholly-owned subsidiary of Astellas, consummate the Proposed Merger. At the effective time of the Proposed Merger, each then outstanding Share (other than Shares held by Astellas and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company’s stockholders who have perfected their appraisal rights in accordance with Section 262 of the DGCL) would be canceled and converted automatically into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). Upon consummation of the Proposed Merger, the Company would be an indirect, wholly-owned subsidiary of Astellas.

As of the date of this Offer to Purchase, the Company’s Board of Directors has not approved the Offer. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the SEC), a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

As described in further detail in “The Offer — Section 11 — Background of the Offer”, Astellas has made a number of attempts to engage with the Board of Directors of the Company regarding a potential acquisition of the Company by Astellas. Both in its discussions with Louis G. Lange, MD, PhD, the Chief Executive Officer of the Company, and its proposal letters to Dr. Lange and the Company’s Board of Directors, Astellas has set forth its view as to the benefits to the Company’s stockholders of an acquisition of the Company by Astellas. Among other things, Astellas stressed that it was prepared to move expeditiously to complete a transaction without the need for financing arrangements. To date, the Company’s Board of Directors has been unwilling to engage in substantive discussions with the Company regarding a possible acquisition of the Company.

Astellas is seeking, and intends to continue to seek, to negotiate the acquisition of the Company by Astellas. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the offer price and the consideration to be offered in the Proposed Merger), including for purposes of negotiating or entering into a merger agreement with the Company. Any such merger agreement may contemplate the termination or amendment of the Offer. In the event that the Offer is terminated and Astellas, Purchaser and the Company enter into a merger agreement, the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in the merger agreement.

No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Proposed Merger. See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.”

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in “The Offer — Section 4 — Withdrawal Rights”) on or prior to the Expiration Date. “Expiration Date” means 12:01 a.m., New York City time, on March 27, 2009, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under “The Offer — Section 14 — Conditions of the Offer”, including the satisfaction of the Minimum Condition, the Rights Condition, the Standstill Condition, the Section 203 Condition, the Ranexa Condition and the HSR Condition, as such terms are therein defined. If any such condition is not satisfied prior to the Expiration Date, Purchaser may:

•	extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights”, retain all such Shares until the expiration of the Offer as so extended;

•	subject to complying with applicable rules and regulations of the SEC, waive any condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn; or

•	terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares, as described in “The Offer — Section 4 — Withdrawal Rights”.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), Purchaser expressly reserves the right to:

•	terminate or amend the Offer if, on or prior to the Expiration Date, any of the conditions referred to in the Introduction and in “The Offer — Section 14 — Conditions of the Offer” has not been satisfied or upon the occurrence of any of the other events or conditions specified in “The Offer — Section 14 — Conditions of the Offer”; or

•	waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “The Offer — Section 4 — Withdrawal Rights”. However, Purchaser’s ability to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length after the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, after completion of the first purchase of Shares in the Offer, during which stockholders would be able to tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Purchaser may provide a Subsequent Offering Period so long as, among other things:

•	the initial 20-business day period of the Offer has expired;

•	Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer;

•	Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration;

•	Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and

•	Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

Purchaser does not currently intend, but reserves the right in its sole discretion, to include a Subsequent Offering Period in the Offer. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

In the event that Purchaser subsequently elects to include a Subsequent Offering Period, no withdrawal rights would apply to Shares tendered during such Subsequent Offering Period and no withdrawal rights would apply during such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

A request is being made to the Company for use of its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser. Alternatively, if the Company so elects, the materials will be mailed to stockholders by the Company. A request is also being made to the Company pursuant to Section 220 of the DGCL for a list of the Company’s stockholders and to inspect the Company’s stock ledger.

2.	Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn before the Expiration Date promptly after the Expiration Date. Subject to any applicable law, including the rules and regulations of the SEC, we reserve the right, in our sole and reasonable discretion, to delay the acceptance for payment or payment for Shares if any of the conditions to the Offer specified in the Introduction or in “The Offer — Section 14 — Conditions of the Offer” has not been satisfied or upon the occurrence of any of the events specified in “The Offer — Section 14 — Conditions of the Offer”. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within Purchaser’s sole discretion, subject to the applicable rules of the SEC. See “The Offer — Section 14 — Conditions of the Offer” for more information.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates representing the Shares (the “Share Certificates”), and if applicable, the certificates representing the Rights (the “Rights Certificates”), or timely confirmation (a “Book — Entry Confirmation”) of the book — entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book — Entry Transfer Facility”), pursuant to the procedures set forth in “The Offer — Section 3 — Procedure for Tendering Shares”;

•	the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book — entry transfer; and

•	any other documents required by the Letter of Transmittal.

The term “Agent’s Message” in this Offer to Purchase means a message, transmitted by the Book — Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book — Entry Confirmation, which states that the Book — Entry Transfer Facility has received an express acknowledgment from the participant in the Book — Entry Transfer Facility tendering the Shares which are the subject of such Book — Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser or the Depositary regardless of any extension of the Offer or by reason of any delay in making such payment. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

If any tendered Shares are not purchased under the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book — entry transfer procedures set forth in “The Offer — Section 3 — Procedures for Tendering Shares”, such Shares will be credited to an account maintained within the Book — Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

3.	Procedures for Tendering Shares.

Valid Tender of Shares.  Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either:

•	on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares (and prior to the Distribution Date, as such term is defined in the Rights Agreement referred to below, representing tendered Rights) and, after the Distribution Date, Rights Certificates, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book — entry transfer procedures set forth below and a Book — Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book — entry transfer of Shares, must be received by the Depositary at its address and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at its address; or

•	the guaranteed delivery procedures set forth below must be followed.

Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date has occurred and a stockholder has sold its Rights separately from its Shares and does not otherwise acquire and tender those Rights or an equivalent number thereof, such stockholder may not be able to satisfy the requirements of the Offer for the tender of Shares.

Separate Delivery of Rights Certificates.  If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three Nasdaq Global Market trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book — Entry Transfer.  The Depositary will make a request to establish accounts with respect to the Shares at the Book — Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant with the Book — Entry Transfer Facility may make book — entry delivery of Shares by causing the Book — Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book — Entry Transfer Facility in accordance with the Book — Entry Transfer Facility’s procedures. Although delivery of Shares may be effected through book — entry transfer into the Depositary’s account at the Book — Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the guaranteed delivery procedures set forth below must be complied with.

Required documents must be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book — Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (“Eligible Institutions”).

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 5 to the Letter of Transmittal for more information. If the share certificates representing the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on the Share Certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal for more information.

If the Share Certificates representing the Shares are forwarded separately to the Depositary, such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

Guaranteed Delivery.  If a stockholder desires to tender Shares under the Offer and such stockholder’s Share Certificates are not immediately available or the procedures for book — entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

•	within three Nasdaq Global Market trading days after the date of execution of such Notice of Guaranteed Delivery (a) Share Certificates representing tendered Shares are received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book — entry transfer procedures and a Book — Entry Confirmation is received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book — entry transfer of Shares, is received by the Depositary at such address and (c) any other documents required by the Letter of Transmittal are received by the Depositary at such address.

The Notice of Guaranteed Delivery may be delivered to the Depositary by facsimile transmission, or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

•	Share Certificates representing tendered Shares or a Book — Entry Confirmation with respect to all tendered Shares; and

•	a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book — entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering stockholders at the same time, and, among other factors, will depend upon when Share Certificates representing, or Book — Entry Confirmations of, such Shares are received into the Depositary’s account at the Book — Entry Transfer Facility.

Backup Withholding.  Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (or appropriate Form W-8) Certificate of Foreign Status before receipt of any payment.

Determination of Validity.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Astellas or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment of Proxy.  By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys – in – fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution and resubstitution, to the full extent of such stockholder’s rights with respect to (a) the Shares tendered by such stockholder and accepted for payment by Purchaser and (b) any and all non – cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares. All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders or with respect to any written consent of the Company’s stockholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable except that Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 28, 2009 if Purchaser has not agreed to accept Shares for payment on or prior to that date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law. A withdrawal of a Share will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book — entry transfer procedures as set forth in “The Offer — Section 3 — Procedures for Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book – Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book – Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in “The Offer — Section 3 — Procedures for Tendering Shares”.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be binding on all parties. None of Purchaser or any of its affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Purchaser does not currently intend to provide a Subsequent Offering Period following the Offer. In the event that Purchaser subsequently elects to provide a Subsequent Offering Period, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.  Certain Tax Considerations.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer to holders of Shares. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Shares pursuant to this Offer.

If a partnership holds Shares, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

U.S. Holders

The receipt of cash pursuant to this Offer by U.S. holders of Shares will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Shares will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such Shares; and (2) the U.S. holder’s adjusted tax basis in such Shares. If the holding period in Shares sold pursuant to this Offer is greater than one year as of the date of the sale, the gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by an individual in the taxable years beginning before January 1, 2011 will generally be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to this Offer by a non-U.S. holder generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (3) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Shares at any time during the five years preceding the sale. An individual non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale of Shares under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale of Shares, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder falls under clause (3) above, such foreign stockholder could be subject to U.S. federal income tax on the gain realized on the sale of Shares, including in the case of a foreign corporation, branch profits tax, and a withholding tax at a rate of 10% could apply to proceeds from the sale of Shares.

A holder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or any exemption applies. See “Introduction” and “The Offer — Section 3 — Procedures for Tendering Shares.”

6.	Price Range of Shares.

The Shares are listed and principally traded on the Nasdaq Global Market under the symbol “CVTX”. The following table sets forth for the periods indicated the last reported high and low sales prices per share on the Nasdaq Global Market as reported in published financial sources:

	High	Low

Year Ended December 31, 2007
First Quarter	$14.67	$6.43
Second Quarter	13.74	7.49
Third Quarter	13.68	7.99
Fourth Quarter	11.00	8.48
Year Ended December 31, 2008
First Quarter	9.75	5.41
Second Quarter	9.64	7.13
Third Quarter	12.05	7.61
Fourth Quarter	11.10	7.06
Year Ending December 31, 2009
First Quarter (through February 26, 2009)	16.68	8.87

On February 26, 2009, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Shares reported on the Nasdaq Global Market was $15.86 per Share. On January 26, 2009, the last trading day before Astellas sent its proposal to the Company to acquire the Company at $16.00 per Share, the last reported sales price of the Shares reported on the Nasdaq Global Market was $11.35 per Share. The offer price of $16.00 per share represents a premium of approximately 41% over the Company’s closing stock price on January 26 , 2009 and a premium of approximately 69% over the Company’s average closing stock price for the 60 trading days ending January 26, 2009. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.  If the Offer is successful, we and Astellas intend, as soon as practicable following the consummation of the Offer, to have Astellas and Purchaser, or another direct or indirect wholly-owned subsidiary of Astellas, consummate the Proposed Merger pursuant to which each then outstanding Share (other than Shares held by Astellas and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company’s stockholders who have perfected their appraisal rights) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). If the Proposed Merger takes place, stockholders who do not tender in the Offer (other than those who have perfected their appraised rights) will be entitled to receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Proposed Merger takes place, the only differences between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier and stockholders who do not tender and who do not vote in favor of the Proposed Merger may exercise appraisal rights. However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that might otherwise trade publicly may be so small that there may no longer be an active public trading market (or possibly any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq Global Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the Nasdaq Global Market (though not necessarily for listing on the NASDAQ Capital Market) if, among other possible grounds, (i) the number of publicly held Shares falls below 750,000, (ii) the total number of beneficial holders of round lots of Shares falls below 400, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, (iv) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (v) the Company has stockholders’ equity of less than $10 million, or (vi) the bid price for the Shares over a 30 consecutive business day period is less than $1 per Share. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1 per Share, and (f) (i) the Company has stockholders’ equity of less than $2.5 million, (ii) the market value of the Company’s listed securities is less than $35 million over a 10 consecutive business day period, or (iii) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose.

If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares cease to be listed on the Nasdaq Global Market or are delisted from NASDAQ altogether, the market for the Shares could be adversely affected and the value of the Shares may be materially adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Registration under the Exchange Act.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders meeting and the related requirements to furnish an annual report and to provide periodic financial disclosures to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be restricted. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing on NASDAQ.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

Rights.  Under the terms of the Rights Agreement, as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date, as such term is defined in “The Offer — Section 14 — Conditions of the Offer”. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, the NASDAQ listing and Exchange Act registration would apply to the Rights in a similar manner.

8.	Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Astellas, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary has received any representations from the Company regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of Astellas, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning the Company. None of Astellas, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Astellas, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary, except to the extent required by law.

According to the Company’s Amended and Restated Certificate of Incorporation, attached as Exhibit 4.1 to the Company’s Form S-8 filed on August 7, 2006, the Company was incorporated in the State of Delaware in 1990. The principal executive offices of the Company are located at 3172 Porter Drive, Palo Alto, CA 94304 and its telephone number is (650) 384-8500. According to the Company’s Form 10-K for the fiscal year ended December 31, 2008 filed on February 25, 2009, the Company is a biopharmaceutical firm focused primarily on the discovery, development and commercialization of new small molecule drugs for the treatment of cardiovascular diseases. The Company identifies mechanisms of cardiovascular diseases and targets for drug discovery by applying advances in molecular biology and genetics. It promotes Ranexa® (ranolazine extended-release tablets), a treatment for chronic angina that was recently approved as a first-line treatment, and Lexiscan® (regadenoson) injection, a selective A2A-adenosine receptor agonist.

Additional Information.  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such material also may be obtained by mail, upon payment of the SEC’s prescribed fees, from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

9.	Certain Information Concerning the Purchaser and Astellas.

Purchaser is a newly-incorporated Delaware corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. Purchaser was incorporated under the laws of Delaware on February 23, 2009. Purchaser is a wholly-owned subsidiary of Astellas US Holding, Inc., which is a wholly-owned subsidiary of Astellas. The principal offices of both Purchaser and Astellas US Holding, Inc. are located at Three Parkway North, Deerfield, IL 60015. The telephone number of both Purchaser and Astellas US Holding, Inc. is (847) 317-8800.

Astellas, one of the largest pharmaceutical companies in Japan, is headquartered in Tokyo and has subsidiaries with offices in the United States, Europe and Asia. Astellas engages primarily in the research and development and marketing of pharmaceutical products, and its core products in the United States include the following: Lexiscan® (regadenoson) and Adenoscan® (adenosine injection), pharmacologic stress agents indicated for radionuclide myocardial perfusion imaging/scintigraphy (MPI/S) in patients unable to undergo adequate exercise stress; Prograf® (tacrolimus), an immunosuppressant indicated for the prophylaxis of organ rejection in patients receiving organ transplants; and VESIcare® (solifenacin succinate), indicated for the treatment of overactive bladder with symptoms of urgency, frequency, and urge incontinence. Astellas was formed in 2005 by the merger of the third and fifth largest pharmaceutical companies in Japan. Astellas’ principal executive offices are at 2-3-11 Nihonbashi-Honcho, Chuo-Ku, Tokyo, 103-8411, Japan and its telephone number is +81-3-3244-3000.

Astellas, through a US subsidiary, and the Company are parties to a Collaboration and License Agreement dated July 10, 2000 (the “Astellas License Agreement”) pursuant to which the Company has licensed to Astellas’ subsidiary the exclusive right to commercialize those compounds and products of the Company referred to therein in the United States and its territories and possessions, Canada and Mexico. Pursuant to the Astellas License Agreement, Astellas’ U.S. affiliate, Astellas Pharma US, Inc. (“APUS”) paid the Company milestone payments and shared development expenses of $12,208,804 in 2007 and APUS paid the Company milestone payments, shared development expenses and royalties with respect to APUS’ sales of Lexiscan® and Adenoscan® totalling $25,624,826 in 2008.

The name, business address, present principal occupation or employment, five year employment history and citizenship of each director and executive officer of Astellas, Astellas US Holding, Inc. and Purchaser are set forth on Schedule I hereto. None of Purchaser, Astellas US Holding, Inc., Astellas, or, to the best of their knowledge, any of the persons listed on Schedule I hereto, has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Astellas currently beneficially owns 54,270 Shares which are held of record by Astellas US Holding, Inc. Neither Astellas US Holding, Inc. nor Purchaser beneficially owns any other Shares. The 54,270 Shares beneficially owned by Astellas represent a de minimus percentage of the issued and outstanding Shares as of the date of this

Offer to Purchase. Except for the foregoing and except as set forth elsewhere in this Offer to Purchase (including “The Offer — Section 11 — Background of the Offer” and “The Offer — Section 14 — The Standstill Provision”) or Schedule I to this Offer to Purchase: (i) none of Astellas, Astellas US Holding, Inc., Purchaser and, to Astellas’, Astellas US Holding, Inc.’s and Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Astellas, Astellas US Holding, Inc., Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Astellas, Astellas US Holding, Inc., Purchaser and, to Astellas’, Astellas US Holding, Inc’s. and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Astellas, Astellas US Holding, Inc., Purchaser and, to Astellas’, Astellas US Holding, Inc.’s, and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Astellas, Astellas US Holding, Inc., Purchaser, their subsidiaries or, to Astellas’, Astellas US Holding, Inc.’s, and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Astellas, Astellas US Holding, Inc., the Purchaser, their subsidiaries or, to Astellas’, Astellas US Holding, Inc.’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

We do not believe our financial condition or the financial condition of Astellas is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Proposed Merger and (iv) Astellas has, and will arrange for us to have, sufficient funds to purchase all outstanding Shares pursuant to the Offer and the Proposed Merger and to pay related fees and expenses.

Additional Information.  Astellas is publicly traded on the Tokyo Stock Exchange. For more information relating to Astellas, please visit www.Astellas.com. For more information about Astellas’ proposal to acquire the Company, including the Offer, please visit www.cvtxvalue.com.

10.	Source and Amount of Funds.

Purchaser estimates that approximately $1.1 billion would be required to acquire all of the Company’s presently outstanding Shares, to pay for all outstanding options, restricted stock units, stock appreciation rights and warrants whose exercise price is less than $16 per share and to pay fees and expenses related to the Offer and Proposed Merger. In addition, Purchaser estimates that approximately $293 million will be required to discharge the Company Indebtedness, as that term is defined below. Astellas expects to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Proposed Merger and to pay the related fees and expenses. It is anticipated that all of such funds will be obtained from Astellas’ general corporate funds. Astellas had liquid assets of approximately $5.5 billion as of December 31, 2008 comprised of approximately $2.8 billion in cash and cash equivalents and approximately $2.1 billion of marketable securities and approximately $600 million of other liquid assets (based on an exchange rate of $1 = ¥ 90.6500 as of December 31, 2008). Neither we nor Astellas has any alternative financing plans or arrangements.

The Offer is not conditioned upon any financing arrangements or subject to a financing condition.

11.	Background of the Offer.

Astellas regularly considers a variety of strategic transactions to enhance its business, including through acquisitions of companies, businesses, intellectual properties and other assets.

On July 10, 2000, Astellas, through a predecessor US subsidiary, and the Company entered into a collaboration and license agreement (the Astellas License Agreement referred to above), pursuant to which the Company granted Astellas’ subsidiary an exclusive license to commercialize those compounds and products of the Company referred to therein in the United States, its territories and possessions, Canada and Mexico. In March 2005, Astellas and the Company initiated discussions regarding additional potential collaboration arrangements, and on April 1, 2005, Astellas and the Company entered into a non-disclosure agreement relating to these potential collaboration arrangements. Discussions regarding these potential arrangements continued from time to time throughout 2005 and 2006; however no arrangement resulted from such discussions.

Beginning in July 2007, Astellas and the Company reinitiated discussions regarding potential collaboration arrangements. On July 30, 2007, Masaki Doi, Ph.D., Vice President of Business Development of Astellas, met with Louis G. Lange, M.D., Ph.D., the Company’s Chairman and Chief Executive Officer, at the Company’s headquarters to discuss a potential transaction with Astellas involving a change of control of the Company. Dr. Doi and Masafumi Nogimori, President and Chief Executive Officer of Astellas, reiterated their interest in a potential change of control transaction to Dr. Lange over the ensuing months. On September 26, 2007, Dr. Doi, along with representatives of Lazard, met in Palo Alto, California with Dr. Lange, Kenneth Lee, a member of the Company’s Board of Directors, and a representative of Lehman Brothers (now Barclays Capital, a division of Barclays LLC) via telephone to present a proposal for a strategic transaction involving an acquisition of the Company. After review, Dr. Lange rejected this proposal during a meeting with Mr. Nogimori and Dr. Doi at Astellas’ offices in Japan on December 21, 2007 but suggested that the parties continue their negotiations regarding a collaboration arrangement. Pursuant to these discussions, employees of Astellas reviewed certain information relating to Ranexa® from April to June, 2008 as a means to determine whether to enter into a collaboration agreement with the Company.

In a letter dated June 30, 2008, Mr. Nogimori informed Dr. Lange that Astellas would not be entering into a collaboration arrangement with the Company, and instead offered that the Company and Astellas consider a more comprehensive strategic transaction. Mr. Nogimori’s letter stated:

June 30, 2008

Dr. Louis G. Lange
Chairman and CEO
CV Therapeutics, Inc.
3172 Porter Drive, Palo Alto
CA 94304

Dear Dr. Lange,

I hope this letter finds you well and I believe you continue to keep yourself busy.

It has been six months since we met here to discuss potential partnering opportunities between CV Therapeutics and Astellas. Following that meeting, with your kind assistance and understanding, our team, consisting of representatives from the US, EU and Japan, were able to visit your office to conduct due diligence, for which we appreciate your generosity and hospitality then extended to our team. The team then developed various collaboration scenarios for discussion with the management team.

The management team met last week and discussed various options. and confirmed that our interest in ranolazine remains very strong. We are now fine-tuning our proposal to best address the interests of the shareholders of both CV Therapeutics and Astellas. While we understand that you are looking for a partner solely for the EU, or for the EU and the US PCP market (as you presented here in December), we are weighing a more comprehensive and strategic proposal.

Dr. Doi and his team will follow up with you shortly.  In the meantime, however. I appreciate your continued understanding.

Sincerely,

Masafumi Nogimori
President and CEO
cc: Masaki Doi

On November 14, 2008, Mr. Nogimori sent the following letter to Dr. Lange and the Company’s Board of Directors:

November 13, 2008

CV Therapeutics, Inc.
The Board of Directors
c/o Dr. Louis G. Lange, Chairman of the Board & CEO
3172 Porter Drive
Palo Alto, CA 94303

Gentlemen:

In follow-up to our previous letter to Dr. Lange, dated June 30, 2008, we would like to express our strong interest in acquiring CV Therapeutics, Inc. (“CVT” or the “Company”). Astellas continues to be enthusiastic about ranolazine’s commercial potential and believes that Astellas, with its established infrastructure and proven track record, would be the ideal party to market ranolazine. Accordingly, Astellas would like to submit, for the consideration of the Company’s Board of Directors, this proposal to acquire CVT on the terms set forth in this letter. We believe that this proposal takes into account the potential future success of CVT and that it provides CVT’s shareholders with significant and immediate economic value.

Purchase Price

Based on the information made available to date, we propose to acquire for cash all of the outstanding common shares of CVT, on a fully diluted basis, at a price of $16.00 per share, representing a 72% premium to the Company’s current share price as of November 13, 2008 and a 76% premium to the Company’s 30-day volume weighted average price of $9.09. This price is based on the assumption that the business of the Company remains as it is presently configured and the Company retains all of its present rights and product economics to ranolazine.

Due Diligence

Although we have conducted a substantial amount of due diligence, primarily a scientific review, on ranolazine to date, we will need to conduct additional due diligence regarding the other assets of the Company as well as the financial, commercial, intellectual property and legal matters of CVT. This proposal, therefore, is subject to the satisfactory completion of due diligence on the Company, customary for transactions of this nature and size.

Financing

Astellas has over 450 billion yen in cash and cash equivalents as of September 30, 2008. The acquisition will not be subject to any financing contingency.

Approvals

This proposal has been reviewed and approved by Astellas’ Senior Management Executive Committee. Prior to executing a definitive agreement with CVT, the acquisition will require final approval by the Astellas Board of Directors, which we are confident will be forthcoming. We confirm that we will not need an Astellas shareholder vote to consummate this transaction.

Timing

Our desire is to complete the proposed transaction as expeditiously as possible. This transaction is our highest priority at this time, and we have assembled a transaction team comprising Astellas employees and external advisors, who are prepared to commence due diligence immediately and will work to execute a definitive agreement as quickly as possible. We believe that we could conclude all our due diligence and execute a definitive agreement within 45 days of your acceptance of this proposal.

Exclusivity

For a period of 45 days from the date of your acceptance of this proposal none of the Company’s officers, directors or representatives will, directly or indirectly, initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal with respect to a licensing of, or any collaboration involving, or a sale of any interest in, ranolazine or any other product, or an acquisition of any interest in or a substantial portion of the assets of CVT (an “Alternative Proposal”) or which would reasonably be expected to lead to the making of an Alternative Proposal, from any person or entity other than Astellas or discuss, negotiate or enter into any letter of intent, agreement in principle or definitive agreement with respect to an Alternative Proposal with any person or entity other than Astellas. Upon the execution hereof, the Company and its representatives will immediately terminate any such existing discussions and negotiations.

Confidentiality

This proposal is being furnished to you on a strictly confidential basis and CVT shall not disclose the existence of this proposal, this letter, or the terms of our proposal (including the purchase price) to any third party other than the Company’s legal and financial advisors. Such information may be disclosed to such officers and directors of CVT who are required to have such knowledge to properly evaluate this proposal. Were the existence or contents of this letter to be disclosed publicly or to any such third party, this proposal may be immediately withdrawn and canceled. The parties acknowledge that each of them is and shall continue to be bound by the terms of the Confidentiality Agreement between the parties dated as of April 1, 2005.

Non-Binding Proposal

This letter constitutes only a non-binding proposal (other than the provisions of the paragraphs entitled Exclusivity and Confidentiality, which are intended to, and shall, be binding), and is not intended to, and does not, create or constitute any legally binding obligation, liability or commitment to acquire CVT or enter into a definitive agreement with respect to such a transaction. Neither Astellas nor CVT will have any rights or obligations whatsoever with respect to any transaction by virtue of this letter or any oral or other written expression of any of Astellas, CVT, or our respective representatives, unless and until definitive written agreements have been executed by both parties.

Advisors and Contacts

We have appointed Lazard as our financial advisor and Morrison & Foerster as our legal advisors in connection with this transaction. Other advisors will be engaged in due course. If you require access to our advisors please let us know and we will provide you with the names of the appropriate persons as well as their contact information.

If you have any questions or would like to discuss any aspect of this proposal our contact details are:

Masaki Doi, Ph.D.
Vice President, Business Development
Astellas Pharma Inc.
3-11, Nihonbashi-Honcho
2-chome, Chuo-ku
Tokyo, Japan
Telephone: +81-3-3244-2500

We are very enthusiastic about the prospects for a combination between CVT and Astellas. We look forward to your response, once your Board of Directors has had the opportunity to review the proposal.

Yours sincerely,

Masafumi Nogimori
President and CEO

On November 21, 2008, Dr. Lange sent the following letter to Mr. Nogimori:

STRICTLY CONFIDENTIAL

Masafumi Nogimori
President and CEO
Astellas Pharma Inc.
3-11, Nihonbashi-Honcho
2-chome, Chuo-ku
Tokyo, Japan

Dear Nogimori-san:

Our board of directors has reviewed your letter dated, November 13, 2008, with regard to the unsolicited proposal you have made to acquire CV Therapeutics, Inc. (the “Company”).

Thank you for your interest.  We continue to appreciate our partnership relating to regadenoson. However, our board of directors has carefully considered your unsolicited proposal and concluded that it is not in the best interests of the Company and its stockholders. Consequently, we decline the proposal.

Regards,

/s/ Louis Lange

Louis G. Lange, M.D., Ph.D.
Chairman and CEO
CV Therapeutics, Inc.

On December 1, 2008, a representative from Lazard contacted a representative from Barclays Capital to further discuss the contents of the letter dated November 14, 2008. The representative of Barclays reiterated that CVT’s Board of Directors was fully supportive of this rejection. He also stated that the Board supported Dr. Lange’s view that there was the potential to create substantial value by remaining an independent company.

On December 15, 2008, Dr. Doi met with Dr. Lange at the Company’s headquarters to discuss Astellas’ proposal. Dr. Lange stated that the Company’s Board of Directors was not interested in selling the Company at that time and that they found the proposal to be inadequate. Dr. Doi expressed his belief that the proposal was in the best interests of the Company’s stockholders and stated that Astellas was still interested in acquiring the Company, preferably pursuant to a negotiated transaction. Dr. Lange stated that he would be interested in pursuing discussions regarding the possibility of the Company granting Astellas license rights to Lexiscan® and Ranexa® in Japan.

On December 16, 2008, Dr. Doi met with Mr. Lee to discuss the proposed acquisition. Mr. Lee stated that the Company’s Board of Directors rejected the proposal because it believed that the proposal under-valued the Company. He also stated that the proposal would be reevaluated at an upcoming board meeting.

In a telephone conversation that took place on December 18, 2008, Mr. Lee summarized for Dr. Doi the discussions that took place at the Company’s board meeting regarding the proposal. Mr. Lee reported that the Company’s Board of Directors continued to believe that Astellas’ proposal was inadequate. Mr. Lee suggested that there might be other transactions between Astellas and the Company that might be of interest to the Company, such as licensing Astellas rights to Ranexa® in Japan.

On January 13, 2009, Dr. Doi met with Dr. Lange at a conference in San Francisco, California. Drs. Doi and Lange again discussed Astellas’ proposal, and Dr. Lange reiterated that the Company’s Board of Directors was not interested in entering into an acquisition transaction with Astellas.

On January 27, 2009, Mr. Nogimori sent the following letter to Dr. Lange and the Company’s Board of Directors, and made its contents public in a press release:

January 27, 2009

CV Therapeutics, Inc.
The Board of Directors
c/o Dr. Louis G. Lange, Chairman of the Board & CEO
3172 Porter Drive
Palo Alto, CA 94303

Gentlemen:

I am writing to express our disappointment that you have rejected Astellas’ proposal of November 14, 2008, to acquire CV Therapeutics, Inc. for $16.00 per share in cash, and that you have subsequently refused numerous requests — made both directly and through our advisors since then, and as recently as January 13, 2009 — to engage in substantive discussions about a combination that would deliver substantial and immediate value to your stockholders.

We remain enthusiastic and committed to a transaction with CVT, and we continue to believe our proposal provides your stockholders with significant immediate value that we believe far exceeds the value CVT could reasonably expect to achieve as a standalone company in the foreseeable future.

We believe our proposal takes into full account the future potential of CVT — with no execution risk to your stockholders. Our offer represents a 41% premium to CVT’s share price as of January 26, 2009, and a 69% premium to its 60-day average price.

Astellas has built a productive partnership with CVT around Lexiscan over several years, and we have watched and helped the company grow during this time. We are enthusiastic about Ranexa, but we believe it will be a significant challenge for CVT to deliver the full value of Ranexa to your stockholders given CVT’s limited commercial presence and the difficult macro environment. We believe Astellas is better positioned to maximize the value of CVT, and Ranexa in particular, by leveraging Astellas’ infrastructure and marketing expertise.

I want to emphasize that our proposal is not subject to any financing condition, and we expect the transaction would receive regulatory approvals in a timely manner. While we have conducted a substantial amount of due diligence to date, our proposal remains subject to confirmatory due diligence, execution of definitive agreements and the satisfaction of customary conditions to be set forth in such agreements.

For over the past year we have attempted to discuss a possible acquisition transaction with CVT that would maximize the value of CVT for your stockholders. Our desire continues to be to work together with the CVT Board of Directors to reach a mutually beneficial transaction but we have been very disappointed that you have refused to engage us in such discussions.

We remain prepared to meet immediately with you and your advisors to discuss our proposal. We believe that we could conclude our due diligence review and execute a definitive agreement in approximately three to four weeks. We have retained Lazard as our financial advisor and Morrison & Foerster as our legal advisor.

We are very enthusiastic about the prospects for a combination between CVT and Astellas. We hope you will reconsider our proposal and we look forward to your prompt response.

Yours sincerely,

Masafumi Nogimori
President and CEO

On January 28, 2009, the Company issued the following press release:

PALO ALTO, Calif., Jan. 28 /PRNewswire-FirstCall/ — In light of an announcement made recently by Astellas Pharma Inc., CV Therapeutics, Inc. (Nasdaq: CVTX) confirmed that it had received a letter dated November 13, 2008 from Astellas setting forth an unsolicited proposal by Astellas to acquire CV Therapeutics at a price of $16.00 per share, subject to due diligence, Astellas board approval and other conditions.

After careful deliberation, with the assistance of its financial and legal advisors, the CV Therapeutics board of directors had, on November 21, 2008, concluded that the Astellas proposal was not in the best interests of CV Therapeutics and its stockholders. Dr. Louis Lange, chairman and chief executive officer of CV Therapeutics, sent a letter dated November 21, 2008 to that effect to Astellas on behalf of the board of directors of CV Therapeutics.

Because Astellas, by its recent announcement, has sought to revive its previously rejected proposal, the CV Therapeutics board of directors will again review developments in the context of the company’s strategic plans and the long-term interests of its stockholders, to pursue the best course of action to maximize long-term value for stockholders. As part of its ongoing review of the current market environment and the recent developments relating to CV Therapeutics, the board of CV Therapeutics concluded that it was in the best interests of CV Therapeutics and its stockholders to extend the expiration date of its shareholder rights plan from February 1, 2009 to February 1, 2010. CV Therapeutics will keep its stockholders advised.

Barclays Capital is serving as financial advisor, and Latham & Watkins LLP is serving as legal counsel, to CV Therapeutics.

On February 20, 2009, the Company sent the following letter to Mr. Nogimori and made its contents public in a press release.

Dear Mr. Nogimori:

The CV Therapeutics board of directors is committed to enhancing value for our stockholders. The board, with the assistance of its financial and legal advisors, has carefully considered your proposal to acquire our company in the context of our strategic plans and the best interests of our stockholders. We concluded that your proposal significantly undervalues CV Therapeutics and its potential growth opportunities and we decline to accept it. CV Therapeutics has a strategic plan in place which we believe will enhance shareholder value. Moreover, as we stated in our press release, we have always been, and remain, receptive to opportunities to further enhance shareholder value.

Sincerely,

Dr. Louis Lange
Chairman and Chief Executive Officer

On February 23, 2009, Astellas issued the following press release:

Astellas Remains Committed to its Proposal to Acquire CVT

TOKYO — (BUSINESS WIRE) — Astellas Pharma Inc. (“Astellas”) today commented on CV Therapeutics, Inc’s. (Nasdaq: CVTX] announcement that its Board of Directors has rejected Astellas’ proposal to acquire CVT for $16 per share in cash. The Astellas proposal represents a premium of 41% to CVT’s closing price on January 26, 2009, the last day of trading before the proposal was made public, and a 69% premium to CVT’s 60-day average closing price prior to the public disclosure of the offer.

“We are disappointed that CVT’s Board has rejected our all cash proposal and did not engage us in any discussions as part of their review of our proposal. We continue to believe that our proposal provides CVT’s stockholders excellent immediate value that exceeds what the company could reasonably expect to deliver through their standalone strategy. We remain committed to a transaction with CVT, and while our desire continues to be to work together to negotiate a mutually agreeable transaction, we are considering all the options that are available to us to move our offer forward.”

For further information regarding Astellas’ offer for CVT, please visit: www.cvtxvalue.com.

On February 27, 2009, Astellas and Purchaser commenced the Offer.

12.	Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.

Purpose of the Offer; Plans for the Company.  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company.

In addition to the Offer, we are considering taking action in connection with the Company’s 2009 annual meeting of stockholders. This Offer to Purchase is not intended to and does not constitute (i) a solicitation of a proxy, consent or authorization for or with respect to the annual meeting or any special meeting of the Company’s stockholders or (ii) a solicitation of a consent or authorization in the absence of any such meeting. Any such solicitation which Astellas and/or its affiliates may make will be made only pursuant to proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Proposed Merger.  If the Offer is consummated, Astellas intends, as soon as practicable after consummation of the Offer, to cause the Company to consummate the Proposed Merger. Pursuant to the Proposed Merger, each Share outstanding immediately prior to the effective time of the Proposed Merger (other than Shares held by Astellas and its subsidiaries, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company’s stockholders who have perfected their appraisal rights) would be converted into the right to receive cash in an amount equal to the highest price per share paid by Purchaser pursuant to the Offer, without interest (and less applicable withholding taxes). Upon consummation of the Proposed Merger, the Company would be an indirect wholly-owned subsidiary of Astellas.

Effect on Company Indebtedness.  The following summary of Company Indebtedness is qualified in its entirety by reference to certain indentures and notes, copies of which are filed as exhibits, in the case of the 2% Senior Subordinated Debentures referred to below, to the Company’s Form 10-Q filed on August 14, 2003, in the case of the 2 3/4% Senior Subordinated Convertible Note referred to below, to the Company’s 10-Q filed on August 6, 2004, and in the case of the 3 1/4% Senior Subordinated Convertible Note referred to below, to the Company’s Form 8-K filed on July 6, 2005. If we become the owner of stock of the Company representing 50% or more of the voting power of all of the Company’s stock, including as a result of our offer (a “Triggering Event”), the holders of the Company’s 2% Senior Subordinated Convertible Debentures Due 2023, 2 3/4% Senior Subordinated Convertible Notes due 2012, and its 3 1/4% Senior Subordinated Convertible Notes due 2013 (such Debentures and Notes collectively “Company Indebtedness”) will have the right to require the Company to repurchase all or any portion of the principal amount of Company Indebtedness that is equal to $1,000 or integral multiples thereof (provided, no single security representing Company Indebtedness may be repurchased in part unless the portion of the security remaining outstanding after such repurchase is equal to $1,000 or integral multiples thereof). The repurchase price for any such repurchase would be 100% of the principal amount of Company Indebtedness to be repurchased plus accrued but unpaid interest plus, in the case of the 2 3/4% Senior Subordinated Convertible Notes due 2012 and the 3 1/4% Senior Subordinated Convertible Notes due 2013, a make-whole premium. The Company has the option of paying the repurchase price of each or any series of Company Indebtedness by delivering Shares of Common Stock.

We believe that there is currently approximately $292.2 million principal amount of Company Indebtedness outstanding. Notwithstanding the possible effects of the Company Indebtedness, the Purchaser intends to consummate the Offer if all of the conditions to the Offer are met.

Other Plans.  In connection with the Offer, Astellas and Purchaser have reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that they might consider if Purchaser acquires control of the Company. In addition, if and to the extent that Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company’s business, facility locations, assets, corporate structure, marketing strategies, capitalization, management or dividend policy.

Except as indicated in this Offer to Purchase, Purchaser does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being de-listed from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Company Board and Stockholder Approval.  The timing and details of the consummation of the Offer and the Proposed Merger depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by Purchaser pursuant to the Offer, and most importantly, actions of the Company’s Board of Directors. In general (other than with respect to short-form mergers, described below), under the DGCL, the approval of both the stockholders and the board of directors of a corporation is required to effect a merger of that corporation with or into another corporation. Except in the case of a short-form merger, the Proposed Merger can only be effected with the approval of the Company’s Board of Directors and the affirmative vote of the holders of at least a majority of the outstanding shares. If the Offer is consummated, Purchaser will own Shares representing at least a majority of the outstanding Shares after consummation of the Offer, and will have the voting power necessary to assure approval of the Proposed Merger by the Company’s stockholders.

If Purchaser consummates the Offer, Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable. Because the Proposed Merger must be approved by the Company’s Board of Directors, the Proposed Merger could, nonetheless, be delayed if the Company’s Board of Directors refuses to negotiate and approve a merger agreement.

Although Astellas and Purchaser currently intend to propose the Proposed Merger on the terms described in this Offer to Purchase, if the Company’s Board of Directors refuses to negotiate and approve a merger agreement, it is possible that, as a result of substantial delays in Astellas’ and Purchaser’s ability to effect such a transaction, actions the Company may take in response to the Offer, information Astellas and Purchaser obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms, and accordingly, under such circumstances, there can be no assurance that the Proposed Merger or another merger or business combination between the Company, Astellas and Purchaser will occur (and if so, what the timing of such a transaction would be). Purchaser reserves the right not to propose a merger or other similar business combination with the Company or to propose such a transaction on terms other than those described in this Offer to Purchase.

Short-Form Merger.  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or stockholders of such other corporation (a “short-form merger”). If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares (where the conditions in “The Offer — Section 14 — Conditions of the Offer”, including the Section 203 Condition and the HSR Condition, have been satisfied), Purchaser will be able to effect the Proposed Merger without a vote of the Company’s stockholders. Undertaking a short-form merger generally will permit stockholders receiving consideration pursuant to the Proposed Merger to receive such consideration more promptly than in a merger in which a stockholder vote is required (assuming all other conditions have already been met).

Statutory Requirements.  Under the DGCL and the Company’s Amended and Restated Certificate of Incorporation, if the Section 203 Condition is satisfied, a merger of the Company would require the approval of the Company’s Board of Directors and the holders of a majority of the outstanding Shares. Absent satisfaction of the Section 203 Condition, Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time in which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer and the Proposed Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that it will do so, and Purchaser has not determined whether it would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate a merger or other business combination with the Company. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if Purchaser owns a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Company’s Board of Directors and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by Astellas and Purchaser or their affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the time Purchaser became an interested stockholder.

On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating a merger or other business combination with the Company, Astellas and Purchaser may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. Purchaser has not determined whether it would take any of the actions described above under such circumstances.

Appraisal Rights.  You do not have appraisal rights as a result of the Offer. However, if a merger involving the Company is consummated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, who timely submit a demand for appraisal in accordance with the requirements of Section 262 of the DGCL and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per share paid in the Offer.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing discussion is not a complete statement of the DGCL or U.S. federal law and is qualified in its entirety by reference to the DGCL and applicable U.S. federal law.

“Going-Private” Transactions.  Rule 13e-3 under the Exchange Act is applicable to certain “going — private” transactions and may, under certain circumstances, be applicable to the Proposed Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after the completion of the Offer, or an alternative transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger or alternative transaction and the consideration offered to minority stockholders in the Proposed Merger or alternative transaction be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company’s being able to terminate its Exchange Act registration. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” for more information. If such registration were terminated, Rule 13e-3 would be inapplicable to any future merger or alternative transaction.

Other.  Purchaser reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that Purchaser consummates the Offer and decides not to pursue the Proposed Merger, Purchaser will evaluate its other alternatives. Such alternatives could include proposing a merger on terms other than those of the Proposed Merger, purchasing additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Purchaser or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by Purchaser or the applicable affiliate, which may vary from the terms and price in the Offer.

13.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company should (i) split, combine, reclassify or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares, (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding as of such date or of indentures mandating the issuance of Shares as of such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action (which disclosure had not been previously made prior the date of this Offer to Purchase), then, without prejudice to our rights under “The Offer — Section 14 — Conditions of the Offer”, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate, including, without limitation the number or type of securities to be purchased.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under “The Offer — Section 14 — Conditions of the Offer”, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, issuance or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.	Conditions of the Offer.

The Offer is conditioned upon the following:

The Minimum Condition.  Consummation of the Offer is conditioned upon there having been validly tendered and not withdrawn at least the number of Shares, which, together with the Shares then owned by Astellas and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares then outstanding on a fully-diluted basis (taking into account, without limitation, all Shares issuable upon the exercise of any options, warrants, convertible securities or rights or pursuant to other contractual obligations) on the date of the purchase of Shares pursuant to the Offer. We refer to this condition in this Offer to Purchase as the “Minimum Condition”.

We believe there are 93,789,669 shares of Common Stock outstanding on a fully-diluted basis, including the 54,270 shares of Common Stock owned by Astellas. Such number of shares consists of (i) 64,234,229 shares of Common Stock issued and outstanding as of February 19, 2009, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Company Form 10-K”), (ii) all options outstanding as of February 11, 2009 with respect to 8,834,500 shares of the Company’s Common Stock, as reported in the Company Form 10-K and a subsequent press release, (iii) all restricted stock units outstanding as of December 31, 2008 with respect to 1,673,736 shares of the Company’s Common Stock, as reported in the Company Form 10-K, (iv) all stock appreciation rights outstanding as of December 31, 2008 with respect to 56,250 shares of the Company’s common stock, as reported in the Company Form 10-K, (v) a maximum of 328,226 shares of Common Stock that are available for future grants under the Company’s Employee Stock Purchase Plan as of December 31, 2008, according to the Company Form 10-K, (vi) a maximum of 835,015 shares of Common Stock reserved for issuance for the conversion of the Company’s 2% Senior Subordinated Convertible Debentures due 2023 as reported in the Company Form 10-K, (vii) a maximum of 5,824,395 shares of Common Stock reserved for issuance for the conversion of the Company’s 2.75% Senior Subordinated Convertible Debentures due 2012 as reported in the Company Form 10-K, (viii) a maximum of 5,537,032 shares of common stock reserved for issuance for the conversion of the Company’s 3.25% Senior Subordinated Convertible Debentures due 2013 as reported in the Company’s Form 10-K, (ix) a maximum of 200,000 shares of the Company’s Common Stock that may be issued pursuant to the exercise of warrants as reported in the Company Form 10-K, and (x) a maximum of 6,266,286 shares of the Company’s Common Stock that are available for purchase by Azimuth Opportunity Ltd., as reported in the Company Form 10-K.

Astellas currently beneficially owns 54,270 Shares, which were acquired pursuant to the Stock Purchase Agreement dated July 10, 2000 by and between the Company and Fujisawa Healthcare, Inc., the predecessor-in-interest to a U.S. subsidiary of Astellas (the “Astellas Stock Purchase Agreement”) which was entered into in conjunction with the Astellas License Agreement. Such Shares are held of record by Astellas US Holding, Inc. Accordingly, and subject to the foregoing, if 93,789,669 Shares are outstanding on a fully-diluted basis (inclusive of the Shares beneficially owned by Astellas) and if 46,840,566 Shares were tendered and not withdrawn prior to the Expiration Date, the Minimum Condition would be satisfied.

The Rights Condition.  Consummation of the Offer is conditioned upon the Company’s Board of Directors having redeemed the Rights, or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the “Rights Condition”). The following summary is qualified in its entirety by reference to the Rights Agreement.

The terms of the Rights are set forth in the Rights Agreement, attached as an exhibit to the Company’s Form 10-Q for the period ending June 30, 2000 filed on August 14, 2000, as amended by a First Amendment thereto dated January 28, 2009 filed as an exhibit to the Company’s Form 8-K filed on January 30, 2009 and as further amended by a Second Amendment thereto dated February 19, 2009 filed as an exhibit to the Company’s Form 8-K filed on February 20, 2009 (such Rights Agreement, as so amended, the “Rights Agreement”). The following discussion is qualified in its entirety by reference to the Rights Agreement. According to the Rights Agreement, in February 1999, the Company’s Board of Directors declared a dividend of one Right for each outstanding Share held by stockholders of record as of February 23, 1999. The Rights also attach to new Shares issued after February 23, 1999. Each Right initially entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (the “Preferred Stock”) at a price of $500.00, subject to adjustment.

The Rights are not exercisable until the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, as defined below, or (ii) 10 business days (or such later date as the Company’s Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 15% or more of the company’s outstanding common stock (the earlier of such dates being called the “Distribution Date”). In general, an “Acquiring Person” is a person who or which, together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) and together with any other person with whom such person is Acting in Concert (as such term is defined in the Rights Agreement) or any Affiliates or Associates thereof is the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Company’s outstanding Common Stock.

As provided in a First Amendment to the Rights Agreement dated January 28, 2009 referred to above, the Rights will expire on February 1, 2010 (the “Rights Expiration Date”), unless the Rights Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company. Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will have the right to receive upon exercise, in lieu of Preferred Stock, that number of shares of Common Stock having a market value of two times the exercise price of the Right. This right will commence on the date of public announcement that a person has become an Acquiring Person (or the effective date of a registration statement relating to distribution of the Rights, if later) and terminate 60 days later (subject to adjustment in the event exercise of the Rights is enjoined).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, each such holder of a Right will thereafter have the right to receive, upon the exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

The Company’s Board of Directors may redeem the Rights, in whole but not in part, at a price of $0.01 per Right at any time prior to the earliest of (i) the close of business on the day of the first public announcement that a person has become an Acquiring Person, or (ii) the Rights Expiration Date. After any person becomes an Acquiring Person but before the Acquiring Person owns 50% or more of the outstanding common stock, the Company’s Board of Directors may also exchange the Rights, in whole or in part, for one share of common stock per each Right or for other amounts of cash, property or securities of the Company.

Based on information made publicly available by the Company, Purchaser believes that, as of the date of this Offer to Purchase, the Rights are not exercisable, Rights Certificates have not been issued and the Rights are evidenced by the Share Certificates. Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

The Standstill Condition.  Consummation of the Offer is conditioned upon the Company’s Board of Directors having waived, rescinded or amended the Standstill Provision in the Astellas Stock Purchase Agreement, as described below, such that, or we are otherwise satisfied in our reasonable discretion, that, the Standstill Provision has been invalidated or is otherwise inapplicable to the Offer and Proposed Merger (the “Standstill Condition”). The Astellas Stock Purchase Agreement dated July 10, 2000 was entered into in conjunction with the Astellas License Agreement referred to above, pursuant to which the Company licensed to Astellas the exclusive right to commercialize certain of the Company’s products and compounds in the United States and its territories and possessions, Canada and Mexico. The Astellas Stock Purchase Agreement contains a provision which states: “Until the first anniversary of the expiration or termination of the License Agreement, [Astellas] shall not purchase and shall ensure that none of its Affiliates purchases, any Common Stock [of the Company] other than the purchase or acquisition of Shares contemplated by this [Stock Purchase] Agreement” (the “Standstill Provision”).

The Section 203 Condition.  The Offer is conditioned upon the Company’s Board of Directors having approved the Offer and the Proposed Merger such that, or the Purchaser otherwise being satisfied in its reasonable discretion, that, the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL are inapplicable to the Offer and the Proposed Merger (the “Section 203 Condition”).

In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time in which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

The Ranexa Condition.  The Offer is conditioned on the Company not having directly or indirectly sold, licensed or otherwise transferred or encumbered (and not having agreed directly or indirectly to sell, license or otherwise transfer or encumber) any rights or assets relating to Ranexa® (ranolazine), other than as provided in, and only to the extent, if any, required by, agreements that are on file with the SEC as of the date of this Offer to Purchase as such agreements are in effect as of the date of this Offer to Purchase.

The HSR Condition.  Consummation of the Offer is conditioned upon the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Condition”). Under the HSR Act, certain acquisition transactions, such as the Offer and the Proposed Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. See “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals”.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time, in our sole and reasonable discretion, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any Shares tendered pursuant to the Offer, and may terminate the Offer, if, in our sole and reasonable judgment, at or before the expiration of the Offer, any of the Minimum Condition, the Rights Condition, the Standstill Condition, the Section 203 Condition, the Ranexa Condition or the HSR Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase and at or prior to the expiration of the Offer, or thereafter in relation to any condition dependent upon the receipt of government approvals, any of the following events shall occur or conditions exist:

(1) there shall have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation by any government, governmental authority or agency or any other person, domestic, foreign, or supranational, before any national, supranational, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), (a) challenging or seeking to, or which in our reasonable judgment is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, to restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our affiliates or the consummation by us or any of our subsidiaries or affiliates of the Proposed Merger or any other business combination involving the Company, (b) seeking to obtain damages in connection with the Offer or the Proposed Merger or any other business combination involving the Company, (c) seeking to, or which in our reasonable judgment is reasonably likely to, restrain, prohibit or limit the ownership or operation by the Company, Astellas or any of their subsidiaries or affiliates of all or any portion of our business or assets or that of the Company, Astellas or any of their subsidiaries or affiliates or to compel the Company, Astellas or any of their subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company, Astellas or any of their subsidiaries or affiliates, (d) seeking to, or which in our reasonable judgment is reasonably likely to, impose or confirm limitations on the ability of Astellas, Purchaser or any other affiliate of Astellas effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or any of our subsidiaries or affiliates on all matters properly presented to the Company’s stockholders, (e) seeking to, or which in our reasonable judgment is reasonable likely to, require divestiture by Astellas, Purchaser or any other affiliate of Astellas of any Shares, (f) seeking, or which in our reasonable judgment is reasonably likely to result in, any material diminution in the benefits expected to be derived by Astellas, Purchaser or any other affiliate of Astellas as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination involving the Company, (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates or (h) in the reasonable judgment of Purchaser, materially adversely affecting the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries; or

(2) any clearances, permits, authorizations, consents or other actions or non-actions or approvals of any U.S. or non-U.S. Governmental Authority, other than in connection with the HSR Condition, or any third party shall not have been obtained, or any applicable waiting periods for any of the foregoing shall not have expired; or

(3) there shall have been any action taken or any statute, rule, regulation, legislation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Astellas, the Company or any subsidiary or affiliate of Astellas or the Company or (ii) the Offer or the Proposed Merger or any other business combination by Astellas or any other affiliate of Astellas with the Company, by any U.S. or non-U.S. Governmental Authority with appropriate jurisdiction other than the routine application of the waiting period provisions of the HSR Act, or of any applicable foreign statutes or regulations that, in our judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (1) above; or

(4) any event, condition, circumstance, change or effect occurs (or any development involving a prospective change occurs) that, individually or in the aggregate with any other events, circumstances, changes or effects occurring after the date of this Offer to Purchase, in our reasonable judgment, is or may be materially adverse to the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our affiliates; or

(5) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline, measured from the date of this Offer to Purchase, in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ Composite Index by an amount in excess of 15%, measured from the close of business on the date of this Offer to Purchase, (c) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Japan, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (f) any material adverse change in the market price of the Shares or in the U.S. securities or financial markets, (g) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Japan or any attack on, outbreak or act of terrorism involving the United States or Japan, (h) any limitation (whether or not mandatory) by any Governmental Authority on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (i) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof; or

(6) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including without limitation the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including without limitation the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including without limitation the Shares), other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (b) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC, has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company or any of its subsidiaries or (e) the Distribution Date, as such term is defined in the Rights Agreement, shall have occurred other than as a result of the commencement of this Offer; or

(7) the Company or any of its subsidiaries has (a) split, combined, reclassified or otherwise changed, or authorized or proposed the split, combination, reclassification or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities or equity interests, (c) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any Shares, shares of any other class or series of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the publicly-disclosed terms thereof in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date or of indentures mandating the issuance of Shares prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (f) altered or proposed to alter any material term of any outstanding security or any material contract, permit or license, (g) issued or sold, or authorized or proposed the issuance or sale of, any debt securities or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, or, other than in the ordinary course of business consistent with past practice, otherwise incurred or authorized or proposed the incurrence of any debt, (h) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (i) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (j) acquired or authorized, recommended or proposed to acquire, any business or assets material to the Company or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (k) adopted, established or entered into or amended any employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants, directors or affiliates, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to, or otherwise taken any action (including, without limitation, by any resolution or other action of the Board of Directors of the Company or any of its subsidiaries or any committee thereof) to provide for acceleration of any awards under any agreements, arrangements or plans affecting one or more employees, consultants, directors or affiliates, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other business combination with the Company, or we shall have become aware of any such action which has not been disclosed in filings made with the SEC prior to the date of this Offer to Purchase, (l) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously disclosed in filings made with the SEC or (m) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed in filings made with the SEC prior to the date of this Offer to Purchase; or

(8) we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the

Company or any of its subsidiaries has been or will be accelerated or has otherwise become or will become due or become or will become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of the Proposed Merger or any other business combination involving the Company (other than a Triggering Event under the Company Indebtedness as a result of the consummation of the Offer), (b) of any covenant, term or condition in any instrument, license, franchise or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or any of our affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of the Proposed Merger or any other business combination involving the Company) other than a Triggering Event under the Company Indebtedness as a result of the consummation of the Offer or (c) that any report, document, instrument, financial statement or schedule of the Company filed with the SEC contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

(9) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries pursuant to which it is agreed that the Offer will be terminated, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(10) the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

The foregoing conditions are for the sole benefit of Astellas, Purchaser and their affiliates and may be asserted by Purchaser or Astellas regardless of the circumstances giving rise to any such conditions, or, other than the HSR Condition, may be waived by Astellas or Purchaser in whole or in part at any time or from time to time before the Expiration Date in their sole discretion. The failure by Astellas or us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time before the Expiration Date.

15.	Certain Legal Matters; Regulatory Approvals.

General.  Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of the Company’s subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational Governmental Authority that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company’s subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s, Astellas’ or Purchaser’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See “Introduction” and “The Offer — Section 14 — Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Statutes.  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Purchaser does not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer, subject to any applicable provisions of the Exchange Act, including Rule 14e-1(c). See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights” and “The Offer — Section 14 — Conditions of the Offer” for more information.

Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”), certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the HSR requirements, we plan to file a Notification and Report Form with respect to the Offer with the DOJ and the FTC as promptly as possible after the date hereof and to provide written notice to the Company that we are doing so. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following our HSR filing, unless such 15th day falls on a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before this initial waiting period has expired, the DOJ or the FTC may extend the waiting period by requesting additional information and documentary material relevant to the Offer from Astellas, as well as from the Company. If such a request is made to Astellas, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after Astellas’ (but not also the Company’s) substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or by Astellas’ voluntary agreement. As permitted under the HSR Act, Astellas expects to request early termination of the initial waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See “Introduction” and “The Offer — Section 14 — Conditions of the Offer”. Subject to certain circumstances described in “The Offer — Section 4 — Withdrawal Rights”, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a formal request by the DOJ or the

FTC for additional information and documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the DOJ or the FTC may take such action under the antitrust laws as it deems necessary or desirable to preserve competition, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking divestiture of the Shares so acquired or divestiture of certain of Astellas’ or the Company’s assets. Private parties and individual states may also bring legal actions under the antitrust laws to enjoin consummation of the Offer. We do not believe that consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a governmental or private challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer — Section 14 — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

In addition to our filing under the HSR Act with the DOJ and FTC, no assurance can be given whether any requisite consents or approvals will be required from foreign competition authorities or, if required, will be received prior to the Expiration Date. Shares will not be accepted for payment or paid for pursuant to the Offer until the receipt of such approvals or consents or the expiration or earlier termination of any applicable waiting period under foreign competition laws. See “The Offer — Section 14 — Conditions of the Offer”.

Litigation.  On February 27, 2009, Astellas US Holding, Inc. filed a lawsuit in the Delaware Chancery Court against the Company and Santo J. Costa, Joseph M. Davie, Thomas L. Gutshall, Louis G. Lange, Kenneth B. Lee, Jr., and Thomas E. Shenk, each of whom are members of the Company’s Board of Directors. Astellas US Holding, Inc. seeks (i) declaratory and injunctive relief to prevent the application of the Rights Agreement to effectively preclude the Company’s stockholders from (a) tendering their Shares pursuant to the Offer and/or (b) from exchanging information, attending meetings, or conducting discussions regarding the Offer, (ii) a declaration that the Company’s Board of Directors breached its fiduciary duties by approving the recent amendments to the Rights Agreement designed to effectively prevent the Company’s stockholders from supporting or participating in the Offer, and (iii) for a declaration that the Offer has not violated and will not violate the Standstill Provision.

Other.  Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries may conduct business in foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries (including competition laws as discussed above) may require the filing of information with, or the obtaining of the approval of, Governmental Authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or Governmental Authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14 — Conditions of the Offer”.

16.	Fees and Expenses.

Lazard is acting as our financial advisor in connection with our proposal to acquire the Company and is acting as Dealer Manager in connection with the Offer. Astellas has agreed to pay Lazard reasonable out-of-pocket expenses. Astellas and Purchaser have agreed to indemnify Lazard and related parties against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws. In the ordinary course of their respective businesses, Lazard and LFCM Holdings, LLC (an entity owned in large part by managing directors of Lazard) may actively trade or hold securities or loans of Astellas or the Company for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short provisions in these securities or loans. As part of Lazard’s services as Dealer Manager, Lazard may contact holders of Shares by mail, telephone, electronic communications and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.

We have retained Georgeson, Inc. to act as the Information Agent and Computershare Trust Company N.A. to act as the Depositary in connection with the Offer to holders of Shares resident in the United States. The Information

Agent may contact holders of Shares by mail, telephone, electronic communication and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the U.S. federal securities laws.

Neither Astellas nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Astellas and Purchaser). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid statute. If Purchaser becomes aware of any valid statute or judicial or administrative ruling prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or judicial or administrative ruling. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Astellas or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Astellas, Astellas US Holding, Inc. and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer — Section 8 — Certain Information Concerning the Company” of this Offer to Purchase.

SOLICITATION OF PROXIES OR CONSENTS

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with any matter to be considered at any meeting of the Company’s stockholders. In addition, neither this Offer to Purchase nor the Offer constitutes a solicitation of consents from the Company’s stockholders. Any solicitation will be made only pursuant to separate proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.

STURGEON ACQUISITION, INC.
February 27, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ASTELLAS, ASTELLAS
US HOLDING, INC. AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF ASTELLAS

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Astellas are set forth below. Unless otherwise indicated, the business address of each director and officer is care of Astellas Pharma Inc., 2-3-11 Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8411, Japan. Unless otherwise indicated, each occupation set forth under an individual’s name refers to employment with Astellas. All directors and officers listed below are citizens of Japan.

Takako Ebata
Director

Ms. Ebata has served as a Director since June 2006. Ms. Ebata is the chair of the Tokyo No. 10, Metropolitan Headquarters Chief Branch of The Democratic Party of Japan. Ms. Ebata has held this position since January 2008. From April 2007 through November 2007, she served as Project Associate Professor in the Public Relations Department of The University of Tokyo, located at Koyo Building. 301, 2-18-2 Ikebukuro, Toshima-ku, Tokyo 171-0014, Japan. From June 2005 through March 2007, she held the same title in the Academic Planning and Coordination Department at The University of Tokyo.

Yasuo Ishii
Representative Director, Executive Vice President and Chief Sales & Marketing Officer

Mr. Ishii has served as a Representative Director and Executive Vice President since June 2008 and as Chief Sales & Marketing Officer since April 2008. From April 2005 through March 2008, Mr. Ishii served as Chairman and Chief Executive Officer of Astellas Pharma Europe, Ltd., a wholly-owned subsidiary of Astellas (“APEL”). From June 2004 through March 2005, Mr. Ishii was Corporate Senior Vice President of Yamanouchi Pharmaceutical Co., Ltd. (“Yamanouchi”), one of the two companies that consolidated to form Astellas in April 2005. From June 2003 to June 2004, Mr. Ishii served as Managing Director of Yamanouchi.

Makoto Matsuo
Director

Mr. Matsuo has served as a Director since April 2005, and prior to that he served as a Director of Yamanouchi from June 2004 through March 2005. Since 1989, Mr. Matsuo has been a partner with the law firm of Momo-o, Matsuo, & Namba, located at Kojimachi Diamond Building 6F, 4-1 Kojimachi, Chiyoda-ku, Tokyo 102-0083, Japan. Mr. Matsuo also currently serves on the Boards of Directors of Demel Japan, Capcom Co., Ltd. and JVC Kenwood Holdings, Inc.

Masafumi Nogimori
Representative Director, President and Chief Executive Officer

Mr. Nogimori has served as a Representative Director since April 2005. He has served as President and Chief Executive Officer since June 2006. From April 2005 to June 2006, Mr. Nogimori served as Executive Vice President. From June 2004 through March 2005, Mr. Nogimori served as Corporate Executive, Vice President, Global Strategy of Fujisawa Pharmaceutical Co., Ltd. (“Fujisawa”), one of the two companies that consolidated to form Astellas in April 2005. From June 2003 until March 2005, Mr. Nogimori also served on the Board of Directors of Fujisawa. From July 2002 to June 2004, Mr. Nogimori served as Corporate Senior Vice President, Global Strategy of Fujisawa.

Takao Saruta, Ph.D.
Director

Dr. Saruta has served as a Director since June 2007. Since April 2005 Dr. Saruta has been Professor Emeritus of Medicine at Keio University, located at 35 Shinanomachi, Shinjuku-ku, Tokyo 160-8582, Japan. From July 2001 through May 2005, Dr. Saruta was a Vice President at Keio University.

Toichi Takenaka, Ph.D.
Representative Director, Chairman of the Board

Dr. Takenaka has served as Chairman of the Board since June 2008 and has been a Representative Director since April 2005. From June 2006 to June 2008, Dr. Takenaka served as President and Chief Executive Officer. From April 2000 through March 2005, Dr. Takenaka served as President and Chief Executive Officer and a Representative Director of Yamanouchi. Dr. Takenaka also currently serves on the Board of Directors of Rational Drug Design Laboratories.

Takashi Yamane, Ph.D.
Director

Dr. Yamane has served as a Director since 2005. Since April 1994 Dr. Yamane has been a Professor in the Graduate School of Business Administration at Keio University, located at 4-1-1, Hiyoshi, Kohoku-ku, Yokohama 223-8526, Japan.

Yoshihiko Hatanaka
Senior Corporate Executive, Director, President and Chief Executive Officer of Astellas US Holding, Inc., Purchaser and Astellas US LLC

Since April 2006 Mr. Hatanaka has served as a Director, President and Chief Executive Officer of Astellas US Holding, Inc. and Astellas US LLC, a wholly-owned subsidiary of Astellas (“AUS”). Mr. Hatenaka has served as Director, President and Chief Executive Officer of Purchaser since February 2009. He also serves on the Boards of Directors of the following subsidiaries of Astellas: Astellas Pharma US, Inc. (“APUS”), Astellas Pharma Global Development, Inc. (“APGD”), Urogenix, Inc. (“Urogenix”), Agensys, Inc. (“Agensys”), Astellas Research Institute of America LLC (“Astellas Research Institute of America”) and Astellas Pharma Canada, Inc. (“Astellas Pharma Canada”). From April 2005 through March 2006, Mr. Hatanaka served as Vice President, Corporate Planning of Astellas. From April 2003 through March 2005, Mr. Hatanaka served as Senior Director, Corporate Planning of Fujisawa.

Iwaki Miyazaki
Senior Corporate Executive, Senior Vice President, Development

Since June 2008, Mr. Miyazaki has served as Senior Corporate Executive, Senior Vice President, Development. He also held the position of Corporate Executive, Vice President, Development from April 2008 until June 2008. Prior to that he served as Corporate Executive, Vice President, Quality Assurance, Regulatory Affairs and Pharmacovigilance of Astellas from April 2005 until March 2008. He held the same position from June 2004 until March 2005 at Yamanouchi. Also at Yamanouchi, he served as Director, Vice President, Product Marketing from June 2003 through June 2004.

Yoshiro Miyokawa
Senior Corporate Executive, Chief Administrative Officer

Mr. Miyokawa has served as Senior Corporate Executive, Chief Administrative Officer since June 2008. From April 2008 until June 2008, he served as Corporate Executive, Chief Administrative Officer. Prior to that, he served as Corporate Executive, Vice President, Human Resources from April 2007 through March 2008, and from April 2006 until March 2007 he served as Corporate Executive, Vice President, Human Resources and Career Development. From September 2005 until March 2006 he held the position of Corporate Executive, Vice President, Business Innovation. He was a Corporate Executive, Vice President of the Integration Promotion Department from June 2005 until August 2005 and a Vice President of the Integration Promotion Department from April 2005 until May 2005. At Yamanouchi, he served as Vice President, Merger Preparation Committee General Secretariat, Group Strategy

Planning from September 2004 until March 2005 and as Vice President, Business Innovation from January 2003 until August 2004. Mr. Miyokawa also currently serves on the Boards of Directors of Shinwa Building Co., Ltd. (“Shinwa Building Co”) and Lotus Estate Co., Ltd., a subsidiary of Astellas (“Lotus Estate Co”).

Hitoshi Ohta
Senior Corporate Executive, Senior Vice President, Corporate Technology

Mr. Ohta has served as Senior Corporate Executive, Senior Vice President, Corporate Technology since April 2005. From April 2001 through March 2005, Mr. Ohta served as Corporate Officer, Executive Director, Manufacturing of Fujisawa. Mr. Ohta also currently serves on the Board of Directors of Agensys.

Hirofumi Onosaka
Senior Corporate Executive, Chief Financial Officer and Chief Strategy Officer

Mr. Onosaka has served as Senior Corporate Executive, Chief Financial Officer and Chief Strategy Officer since April 2007. From April 2005 through March 2007, Mr. Onosaka served as Senior Corporate Officer, Senior Vice President, Corporate Strategy. From October 2003 through March 2005, Mr. Onosaka served as Corporate Senior Vice President, Global Strategic Planning of Fujisawa.

Katsuro Yamada
Senior Corporate Executive, Senior Vice President, Sales & Marketing

Mr. Yamada has served as Senior Corporate Executive, Senior Vice President, Sales & Marketing since April 2008. From April 2006 through March 2008, Mr. Yamada served as Corporate Executive, Vice President, Sales Operation, Sales & Marketing. From April 2005 through March 2006, Mr. Yamada served as Corporate Executive, Vice President, Northern Osaka Branch, Sales & Marketing. From June 2004 through March 2005, Mr. Yamada served as Corporate Executive, Vice President, Osaka Branch, Sales & Marketing of Yamanouchi, and from October 2003 through March 2005, Mr. Yamada served as Vice President, Osaka Branch, Sales & Marketing of Yamanouchi. Mr. Yamada also currently serves on the Board of Directors of sanofi-aventis Yamanouchi Pharmaceutical Inc. (“Yamanouchi Pharmaceutical Inc.”)

Masaki Doi, Ph.D.
Corporate Executive, Vice President, Business Development

Dr. Doi has served as Corporate Executive, Vice President, Business Development since June 2007. From April 2005 to June 2005, Dr. Doi served as Vice President, Business Development. From April 2003 through March 2005, Dr. Doi served as Vice President, Business Development of Yamanouchi.

Tadao Hasegawa
Corporate Executive, Vice President, Internal Auditing

Mr. Hasegawa has served as Corporate Executive, Vice President, Internal Auditing since April 2007. From April 2006 through March 2007, Mr. Hasegawa served as Corporate Executive, Vice President, Procurement, and from April 2005 through March 2006, he served as Corporate Executive, Vice President, Strategic Business Management, Sales & Marketing. From June 2004 through March 2005, Mr. Hasegawa served as Corporate Executive, Vice President, Market Planning, Sales & Marketing of Yamanouchi. From June 2003 to June 2004, Mr. Hasegawa served as Director, Vice President, Market Planning, Sales & Marketing of Yamanouchi.

Rinta Ibuki, Ph.D.
Corporate Executive, Vice President, Pharmaceutical Research & Technology Labs

Dr. Ibuki has served as Corporate Executive, Vice President, Pharmaceutical Research and Technology Labs since June 2006. From April 2006 to June 2006, Dr. Ibuki served as Vice President, Pharmaceutical Research and Technology Labs, and from April 2005 through March 2006, Dr. Ibuki served as Vice President, Pharmaceutical Research and Technology. From April 2001 through March 2005, Dr. Ibuki served as Associate Senior Vice President, Drug Discovery Research of Fujisawa. Dr. Ibuki also currently serves on the Boards of Directors of Astellas Pharma Manufacturing, Inc., Astellas Tokai Co., Ltd. and Astellas Analytical Science Laboratories, Inc., each of which is a subsidiary of Astellas.

Michirou Ikeda
Corporate Executive, Vice President, External Relations

Mr. Ikeda has served as Corporate Executive, Vice President, External Relations since April, 2008. Mr. Ikeda served as Corporate Officer, Vice President, General Affairs & Corporate Social Responsibility from April 2007 through March 2008, and from April 2006 though March 2007, he served as Corporate Officer, Vice President, Product Marketing Sales & Marketing. From April 2005 through March 2006, Mr. Ikeda served as Vice President, Product Marketing, Sales & Marketing. From June 2004 through March 2005, Mr. Ikeda served as Sales and Marketing Division, Director of Ethical Products Marketing Department of Yamanouchi. Also at Yamanouchi, Mr. Ikeda served as Vice President, Product Information from October 2002 to June 2004.

Masaru Imahori
Corporate Executive, Associate Senior Vice President, Sales & Marketing

Mr. Imahori has served as Corporate Executive, Associate Senior Vice President, Sales & Marketing since April 2008. Mr. Imahori has held several positions in the Sales & Marketing Department, including Corporate Executive, Vice President, Strategic Business Management from April 2006 until March 2008 and Associate Senior Vice President from April 2005 until March 2006. At Fujisawa, Mr. Imahori served as the Senior Vice President, Sales & Marketing, from October 2004 until March 2005 and as Associate Senior Vice President, Sales & Marketing, from April 2004 until September 2004. From June 2003 through September 2004, Mr. Imahori served as Corporate Executive, Associate Senior Vice President, Sales & Marketing at Fujisawa. Mr. Imahori also currently serves on the Board of Directors of Yamanouchi Pharmaceutical Inc.

Seigo Kashii
Corporate Executive, Vice President, Legal

Mr. Kashii has served as Corporate Executive, Vice President, Legal since June 2007. Prior to that he was Vice President, Legal from April 2006 until June 2007. From April 2005 until March 2006 he held the title of Associate Vice President, Business Development. At Fujisawa Mr. Kashii served as Project Director from April 2004 until March 2005. From November 2000 through March 2004, Mr. Kashii served as President and Chief Executive Officer of PMP Fermentation Products, Inc., a former subsidiary of Fujisawa. Mr. Kashii also currently serves on the Board of Directors of Yamanouchi Pharmaceutical Inc.

Shinichiro Katayanagi
Corporate Executive, Vice President, Corporate Planning

Mr. Katayanagi has served as Corporate Executive, Vice President, Corporate Planning since April 2008. From April 2006 through March 2008, Mr. Katayanagi served as Executive Vice President and Chief Financial Officer of AUS. From April 2005 through March 2006, Mr. Katayanagi served as Associate Vice President, Corporate Planning. From April 2004 through March 2005, Mr. Katayanagi served as Director, Corporate Planning, Post Merger Integration Committee General Secretariat of Yamanouchi. From October 2001 through March 2004, Mr. Katayanagi served as Associate Director, Corporate Planning of Yamanouchi. Mr. Katayanagi also currently serves on the Boards of Directors of Purchaser, Astellas US Holding, Inc., APUS, AUS and APGD.

Fujio Kitamura
Corporate Executive, Vice President, General Affairs & Corporate Social Responsibility

Since April 2008, Mr. Kitamura has served as Corporate Executive, Vice President, General Affairs & Corporate Social Responsibility. Prior to that time, Mr. Kitamura served as Corporate Executive, Vice President, Eastern Tokyo Branch from June 2006 through March 2008 and as Vice President, Eastern Tokyo Branch from April 2005 until June 2008. Mr. Kitamura also held the position of Vice President, Eastern Tokyo Branch of Yamanouchi from April 2003 until March 2005. Mr. Kitamura also currently serves on the Boards of Directors of Shinwa Building Co., Lotus Estate Co. and Astellas Business Service Co. Ltd., a subsidiary of Astellas.

Yasumasa Masuda
Corporate Executive, Vice President, Corporate Finance & Control

Mr. Masuda has served as Corporate Executive, Vice President, Corporate Finance & Control since June 2008. Mr. Masuda is also a Director of Astellas US Holding, Inc., APUS, AUS, Purchaser, APGD, and Astellas Pharma China, Inc., a subsidiary of Astellas. From April 2007 to June 2008, Mr. Masuda served as Vice President, Corporate Finance and Control, and from April 2005 through March 2007, he served as Vice President, Finance. From April 2003 through March 2005, Mr. Masuda served as Vice President, Finance of Fujisawa.

Seitaro Mutoh, Ph.D.
Corporate Executive, Vice President, Pharmacology Research Labs

Dr. Mutoh has served as Corporate Executive, Vice President, Pharmacology Research Labs since June 2007. From April 2005 until June 2007, he served as Vice President, Pharmacology Research Labs. He held the same title from June 2001 until March 2005 at Fujisawa. Dr. Mutoh also currently serves on the Boards of Directors of Urogenix and Astellas Research Technologies Co., Ltd., each of which is a subsidiary of Astellas.

Kohei Nomoto
Corporate Executive, Vice President, Sales Operation

Mr. Nomoto has served as Corporate Executive, Vice President, Sales Operation since June 2008. From April 2008 until June 2008, he held the title of Vice President, Sales Operation, Sales & Marketing, and from April 2007 until March 2008, he served as Vice President, Sales & Marketing. Prior to that he served as Vice President, Yokohama Branch, Sales & Marketing from April 2005 through March 2007. He held the same position at Yamanouchi from April 2002 until March 2005.

Hirofumi Seki
Corporate Executive, Vice President — Project & Quality Management

Mr. Seki has served as Corporate Executive, Vice President, Project & Quality Management, Technology since April 2008. Prior to that time, he was Vice President, Technology Supply Chain and Manufacturing at APEL from January 2005 until March 2008. At Yamanouchi he served as Vice President, Technology and Development from November 2004 until December 2004 and as General Manager, Yaizu Plant from October 2003 through October 2004. Mr. Seki also currently serves on the Board of Directors of Astellas Pharma Chemicals Co., Ltd., a subsidiary of Astellas.

Hidetoshi Shuto
Corporate Executive, Vice President, Clinical Development Administration

Since January 2009, Mr. Shuto has served as Corporate Executive, Vice President, Clinical Development Administration. Prior to that, he served as Corporate Executive, Vice President, Clinical Development I from June 2007 until December 2008 and as Vice President, Clinical Development I from April 2006 through June 2007. At AUS Mr. Shuto served as Senior Director, Drug Development Project Management from April 2005 through March 2006. He held the same position from April 2003 until March 2005 at Fujisawa Healthcare, Inc., a former subsidiary of Fujisawa (“Fujisawa Healthcare”). Mr. Shuto also currently serves on the Boards of Directors of Yamanouchi Pharmaceutical Inc., APUS and AUS.

Masao Yoshida
Corporate Executive, President and Chief Executive Officer, APEL

Mr. Yoshida has served as President and Chief Executive Officer of APEL since April 2008. Mr. Yoshida also currently serves as a Director of the following subsidiaries of Astellas: Astellas B.V., Astellas Pharma Europe Ltd. and Astellas Pharma Europe B.V. From June 2007 through March 2008, Mr. Yoshida served as Corporate Executive, Vice President, Corporate Planning. From April 2006 to June 2006, Mr. Yoshida served as Vice President, Corporate Planning. From April 2005 through March 2006, Mr. Yoshida served as President and Chief Operating Officer of APEL. From April 2004 through March 2005, Mr. Yoshida served as President and Chief Executive Officer of Fujisawa Gmbh. From April 2003 through March 2004, Mr. Yoshida served as Executive Vice President of Fujisawa GmbH, a former subsidiary of Fujisawa (“Fujisawa GmbH”).

Masaharu Asano, Ph.D.
Corporate Officer, Senior Vice President, Quality Assurance, Regulatory Affairs and Pharmacovigilance

Dr. Asano has served as Corporate Officer, Senior Vice President, Quality Assurance, Regulatory Affairs and Pharmacovigilance since April 2008. Also at Astellas, Dr. Asano served as Corporate Officer, Vice President, Project Management Development Division from June 2006 through March 2008, and from April 2006 to June 2006, he served as Vice President, Project Management, Development Division. From April 2005 through March 2006, Dr. Asano served as Vice President, Project Management, Multiple Therapeutic Areas Development, Development Division. From October 2002 through March 2005, Dr. Asano served as Director, Project Coordination Department of Yamanouchi.

Makoto Nishimura, Ph.D.
Corporate Officer, Senior Vice President, Asia International

Dr. Nishimura has served as Corporate Officer, Senior Vice President, Asia International since April 2007. From April 2006 through March 2007, Dr. Nishimura served as Vice President, Global Marketing. From April 2005 through March 2006, Dr. Nishimura served as President and Chief Executive Officer of AUS. From April 2004 through March 2005, Dr. Nishimura served as Executive Vice President of Fujisawa. From April 2001 through March 2004, Dr. Nishimura served as President and Chief Executive Officer of Fujisawa GmbH.

Shinichi Tsukamoto, Ph.D.
Corporate Officer, Senior Vice President Drug Discovery Research

Dr. Tsukamoto has served as Corporate Officer, Senior Vice President, Pharmacology Research Labs since April 2008. From April 2007 through March 2008, Dr. Tsukamoto served as Senior Director, Drug Discovery Research. Dr. Tsukamoto also served as Senior Director, Corporate Planning from January 2006 through March 2007 and as Vice President, Chemistry Research Laboratories from April 2005 through December 2005. From April 2004 through March 2005, Dr. Tsukamoto served as Associate Senior Vice President, Institute for Drug Discovery Research of Yamanouchi. Also at Yamanouchi, Dr. Tsukamoto served as Vice President, Research Planning & Administration, Institute for Drug Discovery Research from June 2003 through March 2004. Dr. Tsukamoto also currently serves on the Board of Directors of Agensys.

DIRECTORS AND EXECUTIVE OFFICERS OF ASTELLAS US HOLDING, INC.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Astellas US Holding, Inc. are set forth below. The business address of each director and officer is care of Astellas US Holding, Inc., 3 Parkway North, Parkway North, Deerfield, Illinois 60015-2557. All directors and officers of Purchaser listed below are citizens of Japan, except for Linda Friedman, who is a citizen of the U.S.

Yoshihiko Hatanaka
Director, President and Chief Executive Officer

Mr. Hatanaka has served as a Director, President and Chief Executive Officer since April 2006. Mr. Hatanaka has also served as Director, President and Chief Executive Officer of AUS since April 2006 and as Director, President and Chief Executive Officer of Purchaser since February 2009. He also serves on the Boards of Directors APUS, APGD, Urogenix, Agensys, Astellas Research Institute of America and Astellas Pharma Canada. From April 2005 through March 2006, Mr. Hatanaka served as Vice President, Corporate Planning of Astellas. From April 2003 through March 2005, Mr. Hatanaka served as Senior Director, Corporate Planning of Fujisawa.

Shinichiro Katayanagi
Director

Mr. Katayanagi has served as a Director since June 2008. Since April 2008 he has served as Corporate Executive, Vice President, Corporate Planning of Astellas. From April 2006 through March 2008, Mr. Katayanagi served as Executive Vice President and Chief Financial Officer of AUS. From April 2005 through March 2006, Mr. Katayanagi served as Associate Vice President, Corporate Planning of Astellas. From April 2004 through March 2005, Mr. Katayanagi served as Director, Corporate Planning, Post Merger Integration Committee General Secretariat of Yamanouchi. From October 2001 through March 2004, Mr. Katayanagi served as Associate Director, Corporate Planning of Yamanouchi. Mr. Katayanagi also currently serves on the Boards of Directors of Purchaser, APUS, AUS and APGD.

Yasumasa Masuda
Director

Mr. Masuda has served as a Director since April 2005. Mr. Masuda has served as Corporate Executive, Vice President, Corporate Finance & Control of Astellas since June 2008. Mr. Masuda is also a Director of Purchaser, APUS and AUS. From April 2007 to June 2008, Mr. Masuda served as Vice President, Corporate Finance and Control of Astellas, and from April 2005 through March 2007, he served as Vice President, Finance of Astellas. From April 2003 through March 2005, Mr. Masuda served as Vice President, Finance of Fujisawa.

Yasuo Sakae
Senior Vice President and Chief Financial Officer

As of April 2008, Mr. Sakae has served as Senior Vice President and Chief Financial Officer. Mr. Sakae also has served as Treasurer and Chief Financial Officer of the Purchaser since February 2009. From April 2005 until March 2008, he held positions as Senior Director, Director and Senior Manager within the Finance Department of Astellas. From April 2003 until March 2005, he served as Manager, Finance at Yamanouchi.

Linda Friedman
Secretary and General Counsel

Since April 2005, Ms. Friedman has served as Secretary and General Counsel. Also since April 2005, she has served as General Counsel for AUS and APUS. She currently serves as Secretary of Purchaser, Agensys and APGD and as Assistant Secretary of Urogenix. From 1997 until 2005, she served as General Counsel and Secretary of Fujisawa USA, Inc., a former subsidiary of Fujisawa (“Fujisawa USA”). From 1998 until 2005, Ms. Friedman also served as Vice President, General Counsel and Secretary of Fujisawa Healthcare.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is care of Sturgeon Acquisition, Inc., 3 Parkway North, Parkway North, Deerfield, Illinois 60015-2557. Unless otherwise indicated, each occupation set forth under an individual’s name refers to employment with Purchaser. All directors and officers of Purchaser listed below are citizens of Japan, except for Linda Friedman, who is a citizen of the U.S.

Directors and Executive Officers of Purchaser

Yoshihiko Hatanaka
Director, President and Chief Executive Officer

Since February 2009 Mr. Hatanaka has served as Director, President and Chief Executive Officer. Mr. Hatanaka has also served as Director, President and Chief Executive Officer of both Astellas US Holding, Inc. and AUS since April 2006. He also serves on the Boards of Directors APUS, APGD, Astellas Research Institute of America, Urogenix, Agensys and Astellas Pharma Canada,. From April 2005 through March 2006, Mr. Hatanaka served as Vice President, Corporate Planning of Astellas. From April 2003 through March 2005, Mr. Hatanaka served as Senior Director, Corporate Planning of Fujisawa.

Shinichiro Katayanagi
Director

Mr. Katayanagi has served as a Director since February 2009. Mr. Katayanagi has also served as Corporate Executive, Vice President, Corporate Planning of Astellas since April 2008. From April 2006 through March 2008, Mr. Katayanagi served as Executive Vice President and Chief Financial Officer of AUS. From April 2005 through March 2006, Mr. Katayanagi served as Associate Vice President, Corporate Planning of Astellas. From April 2004 through March 2005, Mr. Katayanagi served as Director, Corporate Planning, Post Merger Integration Committee General Secretariat of Yamanouchi. From October 2001 through March 2004, Mr. Katayanagi served as Associate Director, Corporate Planning of Yamanouchi. Mr. Katayanagi also currently serves on the Boards of Directors of Astellas US Holding, Inc., APUS, AUS and APGD.

Yasumasa Masuda
Director

Mr. Masuda has served as a Director since February 2009. Mr. Masuda has served as Corporate Executive, Vice President, Corporate Finance & Control of Astellas since June 2008. Mr. Masuda is also a Director of Astellas US Holding, Inc., APUS and AUS. From April 2007 to June 2008, Mr. Masuda served as Vice President, Corporate Finance and Control of Astellas, and from April 2005 through March 2007, he served as Vice President, Finance of Astellas. From April 2003 through March 2005, Mr. Masuda served as Vice President, Finance of Fujisawa.

Yasuo Sakae
Treasurer and Chief Financial Officer

Mr. Sakae has served as Treasurer and Chief Financial Officer since February 2009. As of April 2008, he has served as Senior Vice President and Chief Financial Officer of Astellas US Holding, Inc. From April 2005 until March 2008, he held positions as Senior Director, Director and Senior Manager within the Finance Department of Astellas. From April 2003 until March 2005, he served as Manager, Finance at Yamanouchi.

Linda Friedman
Secretary

Ms. Friedman has served as Secretary since February 2009. Since April 2005, she has served as General Counsel for Astellas US Holding, Inc., AUS and APUS. She currently serves as Secretary of Astellas US Holding, Inc., Agensys and APGD and as Assistant Secretary of Urogenix. From 1997 until 2005, she served as General Counsel and Secretary of Fujisawa USA. From 1998 until 2005, Ms. Friedman also served as Vice President, General Counsel and Secretary of Fujisawa Healthcare.

The Depositary for the Offer is:
Computershare Trust Company, N.A.

By Registered or Certified Mail to:
Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
P.O. Box 43011
Providence, Rhode Island 02940-3011

By Overnight Courier to:
Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
250 Royall Street, Suite V
Canton, Massachusetts 02021

By Facsimile for Eligible Institutions Only: (617) 360-6810
To Confirm Receipt of Facsimile for Eligible Institutions Only: (781) 575-2332

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call: (212) 440-9800
All Others Please Call Toll-Free: (800) 213-0473

The Dealer Manager for the Offer is:

30 Rockefeller Plaza
New York, New York 10020
Call: (212) 332-5668